Exhibit 4.5

BI-LO HOLDING FINANCE, LLC

BI-LO HOLDING FINANCE, INC.

8.625%/9.375% SENIOR PIK TOGGLE NOTES DUE 2018

INDENTURE

DATED AS OF SEPTEMBER 20, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

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	ARTICLE 8.

	LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance	74
Section 8.02.	Legal Defeasance and Discharge	74
Section 8.03.	Covenant Defeasance	74
Section 8.04.	Conditions to Legal or Covenant Defeasance	74
Section 8.05.	Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions	76
Section 8.06.	Repayment to Issuers	76
Section 8.07.	Reinstatement	77

	ARTICLE 9.

	AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.	Without Consent of Holders of Notes	77
Section 9.02.	With Consent of Holders of Notes	78
Section 9.03.	Compliance with Trust Indenture Act	79
Section 9.04.	Revocation and Effect of Consents	79
Section 9.05.	Notation on or Exchange of Notes	79
Section 9.06.	Trustee to Sign Amendments, etc.	79

	ARTICLE 10.

	GUARANTEES

Section 10.01.	Guarantee	79
Section 10.02.	Limitation on Guarantor Liability	81
Section 10.03.	Execution and Delivery of Notation of Guarantee	81
Section 10.04.	Guarantors May Consolidate, etc., on Certain Terms	82
Section 10.05.	Releases Following Merger, Consolidation or Sale of Assets, Etc.	82

	ARTICLE 11.

	[RESERVED]

	ARTICLE 12.

	SATISFACTION AND DISCHARGE

Section 12.01.	Satisfaction and Discharge	83
Section 12.02.	Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions	84
Section 12.03.	Repayment to Issuers	84

	ARTICLE 13.

	MISCELLANEOUS

Section 13.01.	Trust Indenture Act Controls	85
Section 13.02.	Notices	85
Section 13.03.	Communication by Holders of Notes with Other Holders of Notes	86
Section 13.04.	Certificate and Opinion as to Conditions Precedent	86

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Section 13.05.	Statements Required in Certificate or Opinion	86
Section 13.06.	Rules by Trustee and Agents	86
Section 13.07.	No Personal Liability of Directors, Officers, Employees and Stockholders	86
Section 13.08.	Governing Law; Waiver of Jury Trial	87
Section 13.09.	No Adverse Interpretation of Other Agreements	87
Section 13.10.	Successors	87
Section 13.11.	Severability	87
Section 13.12.	Counterpart Originals	87
Section 13.13.	Table of Contents, Headings, etc.	87
Section 13.14.	Force Majeure	87

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Notation of Guarantee
EXHIBIT E	Form of Supplemental Indenture to be Delivered by Future Guarantors

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CROSS-REFERENCE TABLE

TIA Section Reference	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08, 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06, 7.07
(c)	7.06, 12.02
(d)	7.06
314(a)	4.03, 4.04, 12.02
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
315(a)	7.01
(b)	7.05, 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

This INDENTURE dated as of September 20, 2013, is by and among BI-LO HOLDING FINANCE, LLC, a Delaware limited liability company (the “Company”), BI-LO HOLDING FINANCE, INC., a Delaware corporation (“Co-Issuer” and, together with the Company, the “Issuers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

The Issuers and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 8.625%/9.375% Senior PIK Toggle Notes due 2018 issued under this Indenture:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person (1) existing at the time such other Person is consolidated or merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person consolidating or merging with or into, or becoming a Subsidiary of, such specified Person, or (2) assumed in connection with the acquisition of assets from such other Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of such acquisition, as the case may be. Notwithstanding the foregoing, Acquired Indebtedness shall not include Indebtedness of such other Person that is extinguished, retired or repaid substantially concurrently with such other Person becoming a Restricted Subsidiary of, or at the time it is consolidated or merged with or into, such specified Person.

“Additional Notes” means any Notes (other than Initial Notes, PIK Notes and Notes issued under Sections 2.06, 2.07, 2.10 and 3.06 hereof) issued under this Indenture in accordance with Sections 2.02, 2.15 and 4.09 hereof, as part of the same series as the Initial Notes or as an additional series, as the aggregate principal amount thereof may be increased from time to time as a result of a payment of PIK Interest thereon.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of the Note, or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at September 15, 2014 (such redemption price being set forth in the table appearing under Section 3.07(a) hereof), plus (ii) all required interest payments due on the Note through September 15, 2014 (excluding accrued but unpaid interest to the date of redemption and assuming all such interest is Cash Interest), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points; over

(b) the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of

(1) any Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other properties or assets (including any transfer by written contract by the Company or any Restricted Subsidiary to any other Person of any of its rights to receive all or a portion of the proceeds from the sale by the Company or any Restricted Subsidiary of any such asset or properties) of the Company or any Restricted Subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any transfer of Capital Stock or properties and assets:

(A) that is governed by Section 5.01 hereof,

(B) that is by the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Company or any Restricted Subsidiary or that is the issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(C) that would be a Restricted Payment permitted to be made under Section 4.10 hereof or a Permitted Investment;

(D) that are obsolete, damaged or worn out property or otherwise unsuitable for use in the ordinary course of business;

(E) that is the transfer of Capital Stock of, or other Investment in, an Unrestricted Subsidiary;

(F) that is the sale or other transfer of cash or Cash Equivalents or the voluntary termination of Hedging Obligations;

(G) that is the sale or other transfer deemed to occur in connection with creating or granting any Liens pursuant to Section 4.11 hereof (including Permitted Liens);

(H) the Fair Market Value of which in the aggregate does not exceed $2.5 million in any transaction or series of related transactions;

(I) consisting of the licensing of any intellectual property in the ordinary course of business of the Company and its Restricted Subsidiaries;

(J) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(K) that is a transfer of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor, provided such net cash proceeds are deemed to be Net Cash Proceeds and are applied in accordance with Section 4.12 hereof;

(L) that is a foreclosure on assets or a transfer of Investments or receivables in connection with the compromise, settlement or collection thereof or in bankruptcy or similar proceedings; or

(M) that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BI-LO” means BI-LO, LLC, a Delaware limited liability company.

“Board of Directors” means (1) in respect of a corporation, the board of directors of the corporation, or any duly authorized committee thereof and (2) in respect of any other Person, the board committee, manager(s) or member(s) of that Person serving an equivalent function.

“Board Resolution” of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” of any Person means any obligation of such Person and its Restricted Subsidiaries on a consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation, but excluding land lease obligations, for which there are directly comparable land assets recorded, and which will not require future cash payments.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Cash Equivalents” means:

(1) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(2) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million;

(3) repurchase obligations for underlying securities of the types set forth in clauses (1) and (2) entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) above;

(5) commercial paper rated at least P-2 by Moody’s Investors Service, Inc. (“Moody’s”) or at least A-2 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within one year after the date of creation thereof;

(6) marketable short-term money market and similar securities having a rating of least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

(8) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); and

(9) investment funds investing 95% of their assets in cash and securities of the types set forth in clauses (1) through (8) above.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, becomes the “Beneficial Owner” of (i) prior to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent company of the Company, 35% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company, or (ii) subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent company of the Company, 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office;

(3) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its Restricted Subsidiaries’ assets to any Person, other than a Permitted Holder, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(A) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock of the surviving entity which is not Redeemable Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving entity) in an amount which could be paid by the Company as a Restricted Payment as set forth in Section 4.10 hereof (and such amount shall be treated as a Restricted Payment subject to Section 4.10 hereof); and

(B) immediately after such transaction, no “person” or “group,” other than a Permitted Holder, is the Beneficial Owner, directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving entity;

(4) the Co-Issuer ceases to be a Subsidiary of the Company; or

(5) (a) the Company ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) directly or indirectly 100% of the issued and outstanding Capital Stock of Holding (or any successor thereto to the extent Holding is consolidated into or merges with or into such Person in accordance with the terms of this Indenture) or (b) Holding ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) directly or indirectly 100% of the issued and outstanding Capital Stock of BI-LO (or any successor thereto to the extent BI-LO is consolidated into or merges with or into such Person in accordance with the terms of this Indenture) other than, in the case of clause (a) and (b) in a transaction which complies with Section 5.01 hereof.

Notwithstanding the foregoing, a conversion (whether by merger, statutory conversion or otherwise) of either the Company, Holding or BI-LO from a limited liability company to a corporation, or an exchange of all of the outstanding memberships interests in the Company, Holding or BI-LO, as the case may be, for Capital Stock in a corporation, shall not, solely by virtue of such merger, conversion or exchange, be deemed to constitute a Change of Control, so long as following such merger, conversion or exchange the “persons” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) who Beneficially Owned the Voting Stock of the Company, Holding or BI-LO, as the case may be, immediately prior to such transaction beneficially own the same percentage of the Voting Stock of such successor corporation.

“Clearstream” means Clearstream Banking S.A and any successor thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Company” means BI-LO Holding Finance, LLC, and any successor thereto.

“Consolidated EBITDA” of any Person means for any period, the sum, without duplication, of (A) Consolidated Net Income (Loss) of such Person, (B) in each case to the extent deducted in computing such Consolidated Net Income (Loss) for such period, (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Non-cash Charges, (iv) any unusual or non-recurring items and any restructuring charges or reserves, including, without limitation, in connection with an acquisition made after the Issue Date (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract and lease termination costs and costs to consolidate facilities and relocate employees), (v) the amount of management fees and expense reimbursement accrued by such Person to the Permitted Holders pursuant to the Sponsor Management Agreement, (vi) the amount of any expenses in connection with any actual or proposed Investment, incurrence or repayment of Indebtedness, issuance of Capital Stock or acquisition or disposition outside the ordinary course of business, and (vii) expenses incurred to the extent covered by indemnification provisions in any agreement in connection with an acquisition to the extent reimbursed in cash and such indemnification payments are not otherwise included in Consolidated EBITDA, in each case, for such period, of such Person and its Restricted Subsidiaries all determined in accordance with GAAP, and (C) proceeds of such Person or any of its Restricted Subsidiaries from any business interruption insurance to the extent not otherwise included in such Consolidated Net Income, and less (D) all non-cash items increasing such Consolidated Net Income for such period (other than the accrual of revenue and other than non-cash items to the extent they represent the reversal of an accrual of, or cash reserve for, anticipated charges made in any prior period or which will result in the receipt of cash in a future period); provided, that with respect to any period ending prior to the Issue Date, Consolidated EBITDA shall be calculated after giving effect, without duplication, to the adjustments set forth in the calculation of “Adjusted EBITDA” in the Offering Memorandum.

“Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period of the most recent four fiscal quarters for which internal consolidated financial statements of such Person are available (the “Four Quarter Period”), the ratio of its

(a) Consolidated EBITDA for such Four Quarter Period to

(b) Consolidated Interest Expense for such Four Quarter Period (but excluding from Consolidated Interest Expense for this purpose the accretion of any original issue discount on the Notes issued on the Issue Date), in the case of each of clauses (a) and (b) after giving pro forma effect to:

(1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such Four Quarter Period;

(2) the incurrence, repayment or retirement of any other Indebtedness by such Person and its Restricted Subsidiaries since the first day of such Four Quarter Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Four Quarter Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such Four Quarter Period);

(3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such Four Quarter Period;

(4) any acquisition or disposition by such Person and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such Four Quarter Period, and prior to the date of determination, assuming such acquisition or disposition had been consummated on the first day of such Four Quarter Period; and

(5) if since the beginning of such Four Quarter Period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the referent Person or any of its Restricted Subsidiaries since the beginning of such Four Quarter Period shall have made any acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, such acquisition, disposition, merger or consolidation assuming such acquisition, disposition, merger or consolidation had occurred on the first day of such Four Quarter Period; provided that

(A) in making such computation, the Consolidated EBITDA and Consolidated Interest Expense attributable to discontinued operations will be excluded;

(B) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (a) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire Four Quarter Period and (b) which was not outstanding during the Four Quarter Period which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate, in each case taking into account any Interest Rate Agreements;

(C) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable Four Quarter Period; and

(D) whenever pro forma effect is to be given to an acquisition or disposition, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company, as set forth in an Officer’s Certificate of the Company, to reflect (a) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition or disposition and (b) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the relevant footnotes to the “Summary— Summary Selected Historical and Pro Forma Financial and Other Data” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such Four Quarter Period; provided that (x) such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable and (y) such actions are reasonably expected to be taken no later than six months after such transaction.

“Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes and franchise taxes imposed by states of such Person and its consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any Person means, without duplication, for any period, the sum of:

(a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, including, without limitation:

(1) amortization of debt discount,

(2) the net cost (benefit) associated with Interest Rate Agreements (including amortization of discounts),

(3) the interest portion of any deferred payment obligation,

(4) all commissions, discounts and other fees and charges owed with respect to letter of credit or bankers’ acceptance financings and

(5) accrued interest,

and excluding (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting and (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses; plus

(b) (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and

(2) all capitalized interest of such Person and its Restricted Subsidiaries, plus

(c) the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under clause (a) above, whether or not paid by such Person or its Restricted Subsidiaries, plus

(d) dividend requirements of the Company with respect to Redeemable Capital Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in Qualified Capital Stock of the Company or such Restricted Subsidiary, as the case may be or, in the case of a Restricted Subsidiary, dividends paid to the Company or another Restricted Subsidiary of the Company), less

(e) interest income of such Person and its Restricted Subsidiaries.

“Consolidated Net Income (Loss)” of any Person means, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication:

(1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto);

(2) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its consolidated Restricted Subsidiaries;

(3) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan and any non-cash charges incurred relating to the underfunded portion of any pension plan;

(4) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business;

(5) solely for purposes of determining the amount available for Restricted Payments pursuant to Section 4.10(a)(3)(A) hereof the net income of any Restricted Subsidiary of BI-LO that is not a Guarantor to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter, any agreement, or applicable law, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary;

(6) any net gain or loss arising from the acquisition of any securities or extinguishment or conversion of any Indebtedness or Hedging Obligations of such Person;

(7) any non-cash goodwill or asset impairment charges, any non-cash write-downs attributable to joint ventures held by such Person or any of its Restricted Subsidiaries and the amortization of intangibles, in each case pursuant to GAAP;

(8) any non-cash charges resulting from the application of the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718 (Compensation — Stock Compensation) and any other non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;

(9) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness;

(10) the cumulative effect of a change in accounting principles during such period and any amounts attributable to LIFO adjustments;

(11) unrealized gains and losses from Hedging Obligations or “embedded derivatives” that require the same accounting treatment as Hedging Obligations; and

(12) any purchase accounting adjustments (including, without limitation, the impact of writing up inventory, deferred marketing and deferred financing costs or deferred revenue at fair value), amortizations, impairments, write-offs, or non-cash charges with respect to purchase accounting with respect to any acquisitions, disposition, merger, consolidation, amalgamation or similar transactions.

“Consolidated Net Tangible Assets” of any Person means, for any period, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on such Person’s most recent consolidated balance sheet and computed in accordance with GAAP on a pro forma basis to give effect to any acquisition or disposition of assets outside the ordinary course of business made after such balance sheet date and on or prior to the date of determination.

“Consolidated Non-cash Charges” of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is specified in Section 13.02 hereof, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means the Credit Agreement dated as of March 9, 2012 among Holding, BI-LO, the various lenders and agents from time to time party thereto and Deutsche Bank Trust Company Americas as administrative agent and collateral agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including (without limitation) any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors.

“Credit Facility” means one or more credit or debt facilities (including, without limitation, any credit or debt facilities provided under the Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, notes, securities, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders).

“Currency Agreements” means foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value, as set forth in an Officer’s Certificate, of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale.

“Designation Amount” has the meaning set forth in Section 4.16 hereof.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.

“Equity Offering” means any public offering or private sale for cash of common stock or Preferred Stock (other than Redeemable Capital Stock) of the Company or, to the extent the proceeds are contributed to the Company, any direct or indirect parent company of the Company (other than public offerings with respect to a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear systems, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by the Board of Directors of the Company acting in good faith in the case of a sale value exceeding $15.0 million and otherwise by the principal financial officer of the Company acting in good faith, except to the extent that such determination is specifically required to be calculated in another manner as provided in Section 4.10 hereof or otherwise provided in this Indenture.

“Fiscal Year” means the 52- or 53-week fiscal year of the Company, which at the date hereof ends on the last Wednesday in December.

“Foreign Subsidiary” means any Restricted Subsidiary of an Issuer that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type set forth in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes substantially in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

The term “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means any guarantee of the Issuers’ Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of “Indebtedness” below, guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(5) otherwise to assure a creditor against loss;

provided that the term “Guaranteed Debt” shall not include (i) endorsements for collection or deposit, in either case in the ordinary course of business or (ii) any guarantee by the Company or any of its Restricted Subsidiaries of obligations in respect of customers for check cashing and short term lending products in the ordinary course of business consistent with industry standards.

“Guarantor” means any Subsidiary of the Company (other than the Co-Issuer) which becomes a guarantor of the Notes after the Issue Date, including any Person that is required to execute a supplement to this Indenture in order to guarantee the Notes pursuant to Section 4.15 hereof, until such Person’s Guarantee is released in accordance with the terms of this Indenture or until a successor replaces such Person pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor.

“Hedging Obligations” means the obligations under Currency Agreements, Commodity Price Protection Agreements and Interest Rate Agreements.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Holding” means BI-LO Holding, LLC, a Delaware limited liability company.

“Indebtedness” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(4) all obligations under Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time),

(5) all Capital Lease Obligations of such Person,

(6) all Indebtedness referred to in clauses (1) through (5) above of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, other than a pledge of Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided the amount of Indebtedness will be the lesser of the Fair Market Value of such property on the date of determination and the amount of Indebtedness of such other Person,

(7) all Guaranteed Debt of such Person,

(8) all Redeemable Capital Stock issued by such Person or Preferred Stock of a Restricted Subsidiary (other than an Issuer) of such Person that is not a Guarantor valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and

(9) attributable debt with respect to sale and leaseback transactions.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9 hereof.

“Indenture Obligations” means the obligations of the Issuers and any other obligor under this Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with this Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders under this Indenture and the Notes, according to the respective terms thereof.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $475,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof. as such aggregate principal amount may be increased from time to time as a result of a payment of PIK Interest thereon.

“Initial Purchasers” means Deutsche Bank Securities Inc. and Citigroup Global Markets Inc.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.

“Interest Rate Agreements” means interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements or arrangements designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued by any other Person and all other items that would be classified as investments on a balance sheet (excluding the footnotes) prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on such Person’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.10 hereof.

“Issue Date” means September 20, 2013.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired; provided that in no event shall an operating lease be deemed to constitute a Lien. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Maturity” means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in this Indenture, whether at Stated Maturity, the offer date or the redemption date and whether by declaration of acceleration, offer in respect of Excess Proceeds, Change of Control offer in respect of a Change of Control, call for redemption or otherwise.

“Net Cash Proceeds” means

(a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or Capital Stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

(1) brokerage commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel and investment bankers) related to such Asset Sale,

(2) provisions for all taxes payable as a result of such Asset Sale,

(3) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties subject to such Asset Sale,

(4) in the case of an Asset Sale by a Restricted Subsidiary, distributions and other payments made to minority shareholders, partners or members of such Restricted Subsidiary as a result of such Asset Sale,

(5) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets or properties subject to the Asset Sale, and

(6) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(b) with respect to any issuance or sale of Subordinated Indebtedness, or Capital Stock, or debt securities or Capital Stock that has been converted into or exchanged for Capital Stock as referred to under Section 4.10 hereof, the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or Capital Stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorneys’ fees, accountants’ fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-recourse Indebtedness” means, with respect to any Person, Indebtedness of such Person as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness except for a Lien on the Capital Stock of an Unrestricted Subsidiary to the creditors thereof which is not recourse to any other assets of the Company or a Restricted Subsidiary), and which, upon the occurrence of a default with respect to such Indebtedness, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment of Indebtedness of the Company or any Restricted Subsidiary to be accelerated or payable prior to its Stated Maturity.

“Notes” means any securities authenticated and delivered under this Indenture, including the Initial Notes. From and after the issuance of any Additional Notes and PIK Notes (but not for purposes of determining whether such issuance is permitted hereunder), “Notes” shall include such outstanding Additional Notes and PIK Notes for purposes of this Indenture.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated September 17, 2013, pursuant to which the Initial Notes were offered.

“Officer” means the chairman of the Board of Directors, the chief executive officer, chief financial officer, the president, any executive vice president, senior vice president or vice president, the treasurer or the secretary of the Company.

“Officer’s Certificate” means, with respect to a Person, a certificate signed on behalf of such Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer or the principal accounting officer of such Person, that meets the requirements set forth herein.

“OpCo Notes” means the 9.25% senior secured notes due 2019 issued by BI-LO and BI-LO Finance Corp.

“OpCo Notes Indenture” means that certain Indenture dated February 3, 2011, by and among BI-LO and BI-LO Finance Corp., as issuers, the guarantors party thereto from time to time, and the Trustee, as Trustee, pursuant to which the OpCo Notes were issued, as amended or supplemented from time to time.

“Opinion of Counsel” means a written opinion, in form and substance reasonably satisfactory to the Trustee, from legal counsel who is acceptable to the Trustee and which meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company or the Trustee, except that any Opinion of Counsel rendered pursuant to Section 8.04 or 12.01 shall be by independent counsel.

“Pari Passu Indebtedness” means any Indebtedness of either of the Issuers or any Guarantor that is not Subordinated Indebtedness.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively, and, with respect to DTC, shall include Euroclear and Clearstream.

“Permitted Business” means the business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business similar, reasonably related, complementary, incidental or ancillary thereto, including reasonably related extensions or expansions thereof.

“Permitted Holders” means (i) the Sponsor, (ii) each member of management of the Issuers who are holders of Capital Stock of the Company and (iii) any “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act or any successor provision) of which any of the foregoing Persons is a member, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” the Sponsor and members of management, collectively, have Beneficial Ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group.” Any person or group whose acquisition of Beneficial Ownership constitutes a Change of Control in respect of which a Change of Control offer is made in accordance with the requirements of Section 4.17 hereof will thereafter, together with its Affiliates, constitute a Permitted Holder.

“Permitted Investment” means:

(1) Investments in the Company or any Restricted Subsidiary (including acquisitions of the Notes) or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its properties and assets to, or is liquidated into, the Company or any Restricted Subsidiary;

(2) Investments in Cash Equivalents;

(3) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under Section 4.12 hereof to the extent such Investments are non-cash proceeds as permitted under such covenant;

(4) (x) Investments in existence on the Issue Date and (y) an Investment in any Person to the extent such Investment replaces or refinances an Investment covered by clause (x) above or this clause (y) in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the Investment under clause (y) is on terms and conditions not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than the Investment being replaced or refinanced;

(5) Investments acquired in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary) or acquired with the Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale of Capital Stock (other than Redeemable Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary); provided that such Net Cash Proceeds are used to make such Investment within 30 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from Section 4.10(a)(3)(B) hereof;

(6) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(7) loans or advances to officers and employees of the Company and its Restricted Subsidiaries for bona fide business purposes of the Company and any Restricted Subsidiaries (including, without limitation, travel, entertainment and moving expenses) made in compliance with applicable law;

(8) any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or as a result of a foreclosure by the Company or a Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) other Investments in the aggregate amount outstanding at any one time not to exceed $15.0 million;

(10) Hedging Obligations permitted under Section 4.09(b)(vi) hereof;

(11) guarantees of Indebtedness permitted under Section 4.09(b)(v) hereof;

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment; and

(13) advances to, or guarantees of Indebtedness of, officers and employees not in excess of $2.0 million outstanding at any one time, in the aggregate, to fund such officer’s or employee’s purchase of Capital Stock of the Company or any direct or indirect parent company thereof; provided that the proceeds of any such advances to purchase Capital Stock under this clause (13) are either received by the Company or contributed by such direct or indirect parent company to the Company and excluded from the calculation under Section 4.10(a)(3)(B) hereof except to the extent such advances are actually repaid.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment.

“Permitted Lien” means:

(a) any Lien existing as of the Issue Date;

(b) any Lien with respect to the Credit Agreement or any other Credit Facility so long as the aggregate principal amount outstanding under the Credit Agreement or any successor Credit Facility does not exceed the principal amount of Indebtedness which could be borrowed under clause (1) of the definition of “Permitted Indebtedness”;

(c) any Lien arising by reason of:

(1) any judgment, decree or order of any court not constituting an Event of Default;

(2) taxes, assessments or other governmental charges or claims not yet delinquent or which are being contested in good faith;

(3) security for payment of workers’ compensation or other insurance and other social security legislation;

(4) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money);

(5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Issuers or any Restricted Subsidiary or the value of such property for the purpose of such business;

(6) deposits to secure public or statutory obligations or levies, or in lieu of surety or appeal bonds;

(7) operation of law in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees or suppliers, for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(8) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(9) operation of law in favor of customs and revenue authorities to secure the payment of customs duties in connection with the importation of goods;

(10) operation of law under Article 4 of the UCC in connection with the collection of items provided for therein or under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; or

(11) consignment or similar arrangements for the sale by the Company or its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Issuers or any Restricted Subsidiary and which does not extend to any assets other than the assets acquired and the proceeds thereof;

(e) any Lien to secure performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord’s liens), subleases, warranty obligations, tenders, liability to insurance carriers, statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Restricted Subsidiary;

(f) any Lien securing Hedging Obligations;

(g) any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred in accordance with this Indenture (including, but not limited to, clause (7) of the definition of “Permitted Indebtedness”);

(h) licenses and sublicenses of intellectual property made in the ordinary course of business;

(i) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuers or any Restricted Subsidiary;

(j) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution which are within the general parameters customary in the banking industry;

(k) Liens on property, assets or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, that any such Lien may not extend to any other property owned by the Issuers or any Restricted Subsidiary and assets fixed or appurtenant thereto;

(l) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(m) Liens securing the Notes and the Guarantees;

(n) (x) Liens on the property or assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness incurred in accordance with Section 4.09 hereof and (y) Liens on property or assets of Restricted Subsidiaries (other than Guarantors) securing obligations of such Restricted Subsidiaries that are not Guarantors other than Indebtedness;

(o) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien set forth in the foregoing clauses (a) through (n) and this clause (o) so long as no additional collateral is granted as security thereby;

(p) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes; and

(q) in addition to the items referred to in clauses (a) through (p) above, Liens on property or assets of the Company or any Restricted Subsidiary securing obligations in an aggregate amount which, when taken together with the aggregate amount of all other Liens securing obligations incurred pursuant to this clause (q) and then outstanding, will not exceed $10.0 million.

“Permitted Tax Distributions” means (i) with respect to any taxable period for which the Company or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Company is the common parent (a “Tax Group”), distributions (which may be paid in installments to satisfy estimated tax liabilities) by the Company to pay the portion of the Tax Group’s consolidated, combined or similar income tax liability for such taxable period that is attributable to the Company and/or its Subsidiaries, in an amount not to exceed the amount of such income tax liability that would have been payable by the Company and/or its applicable Subsidiaries were such entities taxable on a stand-alone basis (reduced by any such income taxes paid or to be paid directly by the Company or its Subsidiaries), and (ii) with respect to any taxable period for which the Company is a partnership or disregarded entity that is wholly owned (directly or indirectly) by an entity that is treated as a corporation for U.S. federal income tax purposes (a “Corporate Parent”), distributions (which may be paid in installments to satisfy estimated tax liabilities) by the Company to pay the portion of the Corporate Parent’s income tax liability for such taxable period that is attributable to the Company and/or its Subsidiaries, in an amount not to exceed the amount of such income tax liability that would have been payable by the Company and/or its applicable Subsidiaries were such entities taxable on a stand-alone basis (reduced by any such income taxes paid or to be paid directly by the Company or its Subsidiaries); provided that, in each case, with respect to any such income taxes attributable to any Unrestricted Subsidiary for any taxable period, Permitted Tax Payments shall be limited to the amount actually paid with respect to such taxable period by such Unrestricted Subsidiary to the Company or any Restricted Subsidiary for the purposes of paying such income taxes.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Debt as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Debt as the lost, destroyed or stolen Note.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture except as otherwise permitted by the provisions of this Indenture.

“Purchase Money Obligation” means any Indebtedness secured by a Lien on property or assets related to the business of the Company or a Restricted Subsidiary and any additions and accessions thereto, which are purchased or constructed by the Company or a Restricted Subsidiary at any time after the Issue Date; provided that:

(1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such property or assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 360 days after the purchase or substantial completion of the construction of such property or assets and shall at all times be confined solely to the property or assets so purchased, constructed or acquired, any additions and accessions thereto and any proceeds therefrom;

(2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase or construction of additions, improvements and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness; and

(3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions, improvements and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price or cost of construction to the Company or its Restricted Subsidiaries of the property or assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the property or assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Redeemable Capital Stock” means any Capital Stock of any Person that, either by its terms or by the terms of any security into which it is convertible or exchangeable (at the option of the holders thereof), is or upon the happening of an event or passage of time would be, required to be redeemed (at the option of the holders thereof) prior to the Stated Maturity of the Notes (other than upon a change of control of or sale of assets by the Company or any Restricted Subsidiary in circumstances where the Holders of the Notes would have similar rights), or is convertible into or exchangeable for, debt securities at any time prior to the Stated Maturity of the Notes at the option of the holder thereof; provided, however, that (1) only the portion of such Capital Stock which so matures or is mandatorily redeemable or is so convertible or exchangeable at the option of the holder thereof prior to such date shall be deemed to be Redeemable Capital Stock, (2) with respect to any Capital Stock issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Redeemable Capital Stock solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s terminations, resignation, death or disability and (3) if any class of Capital Stock of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Redeemable Capital Stock, such Capital Stock shall not be deemed to be Redeemable Capital Stock.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with, or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Regulation S Temporary Global Note” means a temporary Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and Regulation S Temporary Global Note Legend and deposited with, or on behalf of, and registered in the name of, the Depository or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof to be placed on all Regulation, S Temporary Global Notes issued under this Indenture.

“Replacement Assets” means (1) properties or assets to replace the properties or assets that were the subject of an Asset Sale, (2) properties and assets that will be used in businesses of the Company or any Restricted Subsidiary, as the case may be, existing at the time such property or assets are sold or (3) Capital Stock of a Person, the principal portion of whose assets consist of such property or assets; provided that upon consummation of the related Asset Sale, such Person becomes a Restricted Subsidiary of the Company.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means one or more Definitive Notes bearing the Private Placement Legend.

“Restricted Global Notes” means 144A Global Notes and Regulation S Global Notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company (including the Co-Issuer) that has not been designated by the Board of Directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with Section 4.16 hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Significant Subsidiary” means, at any time, any Restricted Subsidiary that qualifies at such time as a “significant subsidiary” within the meaning of Regulation S-X promulgated by the SEC (as in effect on the Issue Date).

“Sponsor” means Lone Star Fund V (U.S.), L.P., and each of its Affiliates but not including, however, any of its portfolio companies.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor and the Company or any of its direct or indirect parent entities.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Subordinated Indebtedness” means Indebtedness of either of the Issuers or a Guarantor that is contractually subordinated in right of payment to the Notes or a Guarantee, as the case may be.

“Subsidiary” of a Person means

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

(2) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

(3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, have more than 50% of the outstanding voting power of the Voting Stock.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Transactions” means the issuance of the Notes, the payment of a distribution to the holders of the Capital Stock of the Company on, or within 30 days of, the Issue Date, as set forth in the Offering Memorandum, and any fees and expenses related to any of the foregoing.

“Treasury Rate” means, as of any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 15, 2014; provided, however, that if the period from the redemption date to September 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuers will (a) calculate the Treasury Rate on the second business day preceding the applicable redemption date and (b) prior to such redemption date deliver to the Trustee an Officer’s Certificate of the Company setting forth the Applicable Premium and the Treasury Rate and showing the calculation in reasonable detail.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Definitive Notes” means one or more Definitive Notes that do not and are not required to bear the Private Placement Legend.

“Unrestricted Global Notes” means one or more Global Notes that do not and are not required to bear the Private Placement Legend and are deposited with, or on behalf of, and registered in the name of, the Depository or its nominee.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Holding, BI-LO and the Co-Issuer) designated as such pursuant to and in compliance with Section 4.16 hereof.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Affiliate Transaction”	4.14
“Applicable Amount”	Exhibit A
“Asset Sale Offer”	4.12
“Authentication Order”	2.02
“Benefited Party”	10.01
“Cash Interest”	Exhibit A
“Change of Control Amount”	4.17
“Change of Control Offer”	4.17
“Covenant Defeasance”	8.03
“Designation Amount”	4.16
“Determination Date”	Exhibit A
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.12
“Interest Payment Date”	Exhibit A
“Interest Period”	Exhibit A
“Legal Defeasance”	8.02
“Material Indebtedness”	16.01
“Offer Amount”	3.09
“Offer Period”	3.09
“Offer to Purchase”	3.09
“Paying Agent”	2.03
“Permitted Indebtedness”	4.09
“Permitted Payment”	4.10
“PIK Interest”	Exhibit A
“PIK Notes”	2.01
“PIK Notice”	2.01
“PIK Payment”	2.01
“Purchase Date”	3.09
“Purchase Price”	3.09
“Registrar”	2.03
“Restricted Payment”	4.10
“Security Register”	2.03
“Surviving Entity”	5.01
“Surviving Guarantor Entity”	10.04

Section 1.03. Incorporation by Reference of Trust Indenture Act.

(a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b) The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

(c) All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.

Section 1.04. Rules of Construction.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) any reference in this instrument to “Article,” “Section,” “clause” or “Exhibit” is to the designated Article, Section, clause or Exhibit of this Indenture;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii) unless already indicated, “including” means “including without limitation”;

(viii) provisions apply to successive events and transactions; and

(ix) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.

ARTICLE 2.

THE NOTES

Section 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibit A. Any PIK Notes will be issued with the designation “PIK Note” on the face of such PIK Note. Each Note shall be dated the date of its authentication. Subject to the issuance of PIK Notes or the increase in the principal amount of a Global Note in order to evidence PIK Interest (which PIK Notes or increased principal amount of a Global Note as a result of PIK Interest shall be in denominations of $1.00 or any integral multiple of $1.00 in excess thereof), the Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes shall constitute a part of this Indenture and the Issuers and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Form of Notes. Notes shall be issued initially in global form and shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon (giving effect to, and as increased by, any payment of PIK Interest made thereon by increasing the aggregate principal amount of such Global Note) and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect PIK Interest, exchanges, repurchases and redemptions and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof, or, in the case of an increase resulting from the payment of PIK Interest, in accordance with the provisions hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Distribution Compliance Period shall be terminated upon the receipt by the Trustee of a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States Beneficial Ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any Beneficial Owners thereof who acquired an interest therein during the Distribution Compliance Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a Beneficial Ownership interest in a Global Note, bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof). Following the termination of the Distribution Compliance Period, (i) the Issuers shall duly execute and deliver to the Trustee the Regulation S Permanent Global Note, together with an Authentication Order to authenticate such Regulation S Permanent Global Note and to retain it as Custodian for the Depositary, and (ii) beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(d) Book-Entry Provisions. This Section 2.01(d) shall apply only to Global Notes deposited with the Trustee, as custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary, and the Depositary shall be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream, as the same may change from time to time, shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

(f) Certificated Securities. The Issuers shall exchange Global Notes for Definitive Notes if: (1) at any time the Depositary notifies the Issuers that it is unwilling or unable to continue to act as Depositary for the Global Notes or if at any time the Depositary shall no longer be eligible to act as such because it ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Issuers shall not have appointed a successor Depositary within 90 days after the Issuers receive such notice or become aware of such ineligibility, (2) upon written request of the Depositary to the Trustee if a Default or Event of Default shall have occurred and be continuing or (3) the Issuers in their sole discretion (but subject to the Depositary’s requirements) execute and deliver to the Trustee an Officer’s Certificate stating that such exchange shall occur.

Upon the occurrence of any of the events set forth in clause (1), (2) or (3) above, the Issuers shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver, Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

In no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be cancelled by the Trustee or an agent of the Issuers or the Trustee. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its Participants or its Applicable Procedures, shall instruct the Trustee or an agent of the Issuers or the Trustee in writing. The Trustee or such agent shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Depositary.

(g) PIK Payments. In connection with the payment of PIK Interest in respect of the Notes, the Issuers may, upon compliance with the conditions set forth in the Notes, without the consent of the Holders and without regard to any restrictions or limitations set forth in Section 4.09 hereof, elect to either increase the outstanding principal amount of the Global Notes or issue certificated Notes evidencing PIK Interest (“PIK Notes”) under this Indenture on the same terms and conditions (except that PIK Notes shall be made in a minimum denomination of $1.00 and integral multiples of $1.00, have different issuance dates, offering prices and, in certain circumstances, dates from which interest will accrue) as the Initial Notes (in each case, a “PIK Payment”). In the event that the Issuers shall be entitled to pay PIK Interest for any Interest Period in accordance with Section 1 of the Notes, then the Issuers shall deliver to the Trustee (i) a written notice (the “PIK Notice”) on or following the Determination Date but prior to the commencement of the relevant Interest Period, which notice shall state the total amount of interest to be paid on such Interest Payment Date and the amount of such interest to be paid as PIK Interest, and (ii) an Authentication Order with respect to such PIK Notes. The Trustee shall promptly deliver a copy of the PIK Notice to the Holders. Interest for the first Interest Period commencing on the Issue Date shall be payable entirely in Cash Interest. Interest for the final Interest Period ending at stated maturity shall be payable entirely in Cash Interest.

Section 2.02. Execution and Authentication.

(a) One Officer shall execute the Notes on behalf of each of the Issuers by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall, upon a written order of the each of the Issuers signed by an Officer (an “Authentication Order”), (a) authenticate Notes for issuance (including PIK Notes) and (b) increase the principal amount of any Global Note as a result of a PIK Payment in the amount set forth in the PIK Notice.

(e) The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Issuers or an Affiliate of the Issuers.

Section 2.03. Registrar and Paying Agent.

(a) The Issuers shall maintain in the City of New York an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register (the “Security Register”) of the Notes and of their transfer and exchange in order to reflect ownership of the Notes outstanding from time to time and of the current addresses of the Holders from time to time. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of their Restricted Subsidiaries may act as Paying Agent or Registrar.

(b) The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Trustee acknowledges that it has been appointed by DTC to act as Custodian for the Global Notes.

(c) The Issuers initially appoint the Trustee to act as Registrar and Paying Agent, and the Trustee hereby agrees so to initially act.

Section 2.04. Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Issuers at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (or one of the Issuers, if acting as the Paying Agent) shall have no further liability for such funds. If either of the Issuers or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(7) and (8) hereof relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Issuers shall furnish or cause to be furnished to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders and the Issuers shall otherwise comply with TIA §312(a).

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Upon the occurrence of any of the events set forth in Section 2.01(i) above, Definitive Notes shall be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof (or if a PIK Payment has been made on a Global Note, such Definitive Notes shall be issued in denominations of $1.00 or integral multiples of $1.00 in excess thereof) and in such names as the Depositary shall instruct the Trustee in writing.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Except as provided above, every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), and beneficial interests in a Global Note may not be transferred and exchanged other than as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act Transfers of beneficial interests in Global Notes also shall require compliance with either clause (i) or (ii) below, as applicable, as well as one or more of the other following clauses, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to or for the account or benefit of a “U.S. Person” (as defined in Rule 902(k) of Regulation S) (other than a “distributor” (as defined in Rule 902(d) of the Regulation S)). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as may be required by any Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers set forth in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B)(l) if permitted under Section 2.06(a), a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note. A holder of a beneficial interest in a Restricted Global Note may transfer such beneficial interest to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof or, if permitted by the Applicable Procedures, item (3) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, as the case may be, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer or Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (iv).

(v) Transfer or Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note Prohibited. Beneficial interests in an Unrestricted Global Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes.

(i) Transfer or Exchange of Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. Subject to Section 2.06(a) hereof, if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a “Non-U.S. Person” in an offshore transaction (as defined in Section 902(k) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall reduce or cause to be reduced, in a corresponding amount pursuant to Section 2.06(h) hereof, the aggregate principal amount of the applicable Restricted Global Note, and the Issuers shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver a Restricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in the instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder. Any Restricted Definitive Note issued in exchange for beneficial interests in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall designate in such instructions. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interest in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Transfer or Exchange of Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.06(a) hereof, a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(c)(iii), the Issuers shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder, and the Trustee shall reduce or cause to be reduced, in a corresponding amount pursuant to Section 2.06(h), the aggregate principal amount of the applicable Restricted Global Note.

(iv) Transfer or Exchange of Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.06(a) hereof, if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the applicable conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall reduce or cause to be reduced, in a corresponding amount pursuant to Section 2.06(h) hereof, the aggregate principal amount of the applicable Unrestricted Global Note, and the Issuers shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall designate in such instructions. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in the Global Notes.

(i) Transfer or Exchange of Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a “non-U.S. Person” in an offshore transaction (as defined in Rule 902(k) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased, in a corresponding amount pursuant to Section 2.06(h) hereof, the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, a 144A Global Note, and in the case of clause (C) above, a Regulation S Global Note.

(ii) Transfer or Exchange of Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Restricted Definitive Note proposes to transfer such Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions in this Section 2.06(d)(ii), the Trustee shall cancel such Restricted Definitive Note and increase or cause to be increased, in a corresponding amount pursuant to Section 2.06(h) hereof, the aggregate principal amount of the Unrestricted Global Note.

(iii) Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased, in a corresponding amount pursuant to Section 2.06(h) hereof, the aggregate principal amount of one of the Unrestricted Global Notes.

(iv) Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited. An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of beneficial interests in a Restricted Global Note.

(v) Issuance of Unrestricted Global Notes. If any such exchange or transfer of a Definitive Note for a beneficial interest in an Unrestricted Global Note is effected pursuant to clause (ii)(B), (ii)(D) or (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Transfer or Exchange of Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(e)(ii), the Trustee shall cancel the prior Restricted Definitive Note and the Issuers shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such holder.

(iii) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved.]

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by clause (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND [IN THE CASE OF RULE 144A NOTES: THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)][IN THE CASE OF REGULATION S NOTES: WHEN THIS NOTE (OR ANY PREDECESSOR NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES, IN COMPLIANCE WITH RULE 904 UNDER REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2),(3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IT IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to clause (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. Each Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE REGULATION S PERMANENT GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DOES NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(B)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP IN THIS REGULATION S TEMPORARY GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED THROUGH EUROCLEAR SYSTEM OR CLEARSTREAM LUXEMBOURG, A SOCIETE ANONYME AND ONLY (1) TO THE COMPANY, (2) WITHIN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE

SECURITIES ACT, IN EACH OF THE CASES (1) THROUGH (4) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND OTHER JURISDICTIONS. HOLDERS OF INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

BENEFICIAL INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN ANOTHER RESTRICTED GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH RULE 144A, AND (2) THE TRANSFEROR OF SUCH BENEFICIAL INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT SUCH BENEFICIAL INTERESTS IN THIS REGULATION S GLOBAL NOTE ARE BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OR (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BENEFICIAL INTERESTS IN ANOTHER RESTRICTED GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THIS REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT IF SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE) AND THAT, IF SUCH TRANSFER OCCURS PRIOR TO THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, THE INTEREST TRANSFERRED WILL BE HELD IMMEDIATELY THEREAFTER THROUGH EUROCLEAR SYSTEM OR CLEARSTREAM LUXEMBOURG, A SOCIETE ANONYME.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the aggregate principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, the aggregate principal amount of such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.12, 4.17 and 9.05 hereof).

(ii) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

(iii) Neither the Registrar nor the Issuers shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the date of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date (including a Regular Record Date) and the next succeeding Interest Payment Date.

(iv) Prior to due presentment for the registration of transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes, in each case regardless of any notice to the contrary.

(v) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(vi) The Trustee is hereby authorized and directed to enter into a letter of representation with the Depositary in the form provided by the Issuers and to act in accordance with such letter.

(vii) Each Holder of a Note agrees to indemnify the Issuers and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture or applicable United States federal or state securities laws.

(viii) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate a replacement Note. If required by the Trustee or the Issuers, the Holder of such Note shall provide indemnity that is sufficient in the judgment of the Trustee or the Issuers, to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement. If required by the Issuers, such Holder shall reimburse the Issuers for their reasonable expenses in connection with such replacement.

Every replacement Note issued in accordance with this Section 2.07 shall be the valid obligation of the Issuers, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

(a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06 hereof, and those set forth in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note shall not cease to be outstanding because either of the Issuers or an Affiliate of the Issuers holds the Note; provided, however, that Notes held by either of the Issuers or a Subsidiary of the Issuers shall be deemed not to be outstanding for purposes of Section 3.07(c) hereof.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a protected purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

(d) If the Paying Agent (other than one of the Issuers, a Subsidiary or an Affiliate of any thereof) holds, by 11:00 a.m. Eastern Time on a redemption date, a Purchase Date or another maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable. After preparation of definitive Notes, the temporary Note will be exchangeable for definitive Notes upon surrender of the temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.11. Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon sole direction of the Issuers, the Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirements of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of each of the Issuers, the Issuers direct them to be returned to the Issuers. Certification of the destruction of all cancelled Notes shall be delivered to the Issuers from time to time upon request. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Payment of Interest; Defaulted Interest.

If the Issuers default in a payment of interest on the Notes (which shall exclude, for the avoidance of doubt, the payment of PIK Interest through an increase of the principal amount of the outstanding Notes or through the issuance of PIK Notes), they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related Interest Payment Date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed to Holders a notice that states the special record date, the related Interest Payment Date and the amount of such interest to be paid.

Section 2.13. CUSIP or ISIN Numbers.

The Issuers in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly notify the Trustee of any change in the “CUSIP” and/or “ISIN” numbers.

Section 2.14. [Reserved.]

Section 2.15. Issuance of Additional Notes.

The Issuers shall be entitled, subject to their compliance with Sections 4.09 and 4.11 hereof, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance and issue price. The Initial Notes issued on the date hereof, any Additional Notes and any PIK Notes shall be treated as a single class for all purposes under this Indenture, including directions, waivers, amendments, consents, redemptions and Offers to Purchase.

With respect to any Additional Notes, each of the Issuers shall set forth in a Board Resolution and an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b) the issue price, the issue date and the CUSIP and/or ISIN number of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code, other than a de minimis original issue discount within the meaning of Section 1273 of the Code; and

(c) whether such Additional Notes shall be subject to the restrictions on transfer set forth in Section 2.06 hereof relating to Restricted Global Notes and Restricted Definitive Notes.

Section 2.16. Record Date.

The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be determined as provided for in TIA Section 316(c).

Section 2.17. Issuance of PIK Interest.

(a) Any PIK Interest on the Notes with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, is payable by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) as provided in the PIK Notice delivered in accordance with Section 2.01(g) hereof. On the applicable Interest Payment Date, the Trustee shall record such increase on the schedule to the Global Note and the Registrar shall record such increase in the Registrar’s books and records in accordance with this Indenture. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment.

(b) Any PIK Interest on the Notes with respect to Notes represented by one or more Definitive Notes is payable by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) as provided in the PIK Notice delivered in accordance with Section 2.01(g) hereof. The Trustee shall, at the written order of the Issuers pursuant to Section 2.02 hereof, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders as of the relevant record date, as shown in the Security Register. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least five Business Days before the mailing of a notice of such redemption (or such shorter period as allowed by the Trustee), a statement setting forth the information to be included in such notice as provided in Section 3.03 hereof.

Section 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption:

(a) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(b) if the Notes are not so listed, on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, based on a method as the Depositary may require that most nearly approximates a pro rata selection), by lot or by such other method the Trustee shall deem fair and reasonable.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less shall be redeemed in part (or if PIK Notes have been issued, no PIK Notes of $1.00 or less shall be redeemed in part). Notes and portions of Notes selected for redemption will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof (or in denominations of $1.00 and any integral multiple of $1.00 in excess thereof with respect to a PIK Note); except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

At least 30 days but not more than 60 days prior to a redemption date, the Issuers shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Security Register, except that, redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price, if then ascertainable, and otherwise the appropriate method for calculation of the redemption price, in which case the actual redemption price shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two (2) Business Days prior to the redemption date unless clause (2) of the definition of “Applicable Premium” is applicable, in which case such Officer’s Certificate should be delivered on the redemption date;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the applicable section of this Indenture or the Notes pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes; and

(i) if applicable, any condition to such redemption.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ names and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, contemporaneously with the statement delivered pursuant to Section 3.01 hereof a written request that the Trustee give such notice (in the name and at the expense of the Issuers).

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional. However, any notice of redemption pursuant to Section 3.07(c) may, at the Issuers’ discretion, be subject to completion of an Equity Offering.

Section 3.05. Deposit of Redemption Price.

Prior to 11:00 a.m. Eastern Time on any redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption in accordance with Section 2.08(d) hereof, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption or purchase is not so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

(a) On or after September 15, 2014, the Issuers may redeem all or a portion of the Notes at the following redemption prices (expressed as percentages of the principal amount), together with accrued and unpaid interest to the redemption date, subject to the rights of holders of record on relevant record dates to receive interest due on an Interest Payment Date, if redeemed during the 12-month period beginning on September 15 of the years indicated below:

Year	Percentage
2014	102.000%
2015	101.000%
2016 and thereafter	100.000%

(b) At any time prior to September 15, 2014, the Issuers may redeem all or a portion of the Notes at a price equal to 100% of the aggregate principal amount of Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption, subject to the rights of holders of record on relevant record dates to receive interest due on an Interest Payment Date.

(c) At any time prior to September 15, 2014, the Issuers, at their option, may use the net proceeds of one or more Equity Offerings to redeem any or all of the Notes issued under this Indenture (including any Additional Notes) at a redemption price equal to 102.000% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date, subject to the rights of holders of record on relevant record dates to receive interest due on an Interest Payment Date; provided that such redemption is completed within 90 days of the closing of the Equity Offering.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

In addition to the Issuers’ rights to redeem the Notes as set forth above, the Issuers may purchase Notes in open market transactions, tender offers or otherwise.

Section 3.08. Mandatory Redemption.

Except as set forth in Sections 4.12 and 4.17 hereof, the Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to, or offer to purchase, the Notes.

Section 3.09. Offer To Purchase.

(a) In the event that, pursuant to Section 4.12 or 4.17 hereof, the Issuers shall be required to commence an Asset Sale Offer or a Change of Control Offer (each, an “Offer to Purchase”), they shall follow the procedures specified below.

(b) The Issuers shall cause a notice of the Offer to Purchase to be sent at least once to the Dow Jones News Service or similar business news service in the United States.

(c) The Issuers shall commence the Offer to Purchase by sending, by first-class mail, postage prepaid, with a copy to the Trustee, to each Holder at such Holder’s address appearing in the Security Register, a notice the terms of which shall govern the Offer to Purchase stating:

(i) that the Offer to Purchase is being made pursuant to this Section 3.09 and Section 4.12 or Section 4.17, as the case may be, and, in the case of a Change of Control Offer, that a Change of Control has occurred or will occur, the circumstances and relevant facts regarding such Change of Control and the date of such event and that a Change of Control Offer is being made pursuant to Section 4.17;

(ii) the principal amount of Notes required to be purchased pursuant to Section 4.12 or Section 4.17, as the case may be (the “Offer Amount”), the purchase price set forth in Section 4.12 or Section 4.17, as applicable (the “Purchase Price”), the Offer Period and the Purchase Date (each as defined below);

(iii) except as provided in clause (ix) below, that all Notes timely tendered and not withdrawn shall be accepted for payment;

(iv) that any Note not tendered or accepted for payment shall continue to accrue interest;

(v) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(vi) that Holders electing to have a Note purchased pursuant to an Offer to Purchase may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof only (or, in the case of PIK Notes, in amounts of $1 or an integral multiple of $1 in excess thereof);

(vii) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, the depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice before the close of business on the third Business Day before the Purchase Date;

(viii) that Holders shall be entitled to withdraw their election if the Issuers, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(ix) that, in the case of an Asset Sale Offer, if the aggregate principal amount of Notes and principal amount or, if different, accreted value of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the Offer Amount, the Trustee shall select the Notes or other Pari Passu Indebtedness, as the case may be, to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased, or, in the case of PIK Notes, in amounts of $1 or an integral multiple of $1 in excess thereof shall be purchased);

(x) that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(xi) any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(d) The Offer to Purchase shall remain open for a period of at least 30 days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days (and in any event (i) no later than the 60th day following the commencement of the Offer to Purchase and (ii) no earlier than the date of the occurrence of the Change of Control, in the case of a Change of Control Offer) after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. The Issuers shall publicly announce the results of the Offer to Purchase on the Purchase Date.

(e) On or prior to the Purchase Date, the Issuers shall, to the extent lawful:

(i) accept for payment (on a pro rata basis to the extent necessary in connection with an Asset Sale Offer), the Offer Amount of Notes or portions of Notes properly tendered and not withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered;

(ii) deposit with the Paying Agent (by 11:00 a.m. Eastern Time, on the Purchase Date) funds in an amount equal to the Purchase Price in respect of all Notes or portions of Notes properly tendered and accepted for purchase; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers and that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09.

(f) On the Purchase Date, the Paying Agent (or one of the Issuers, if acting as the Paying Agent) shall deliver to each tendering Holder the Purchase Price. In the event that any portion of the Notes surrendered is not purchased by the Issuers, the Issuers shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof (or, in the case of PIK Notes or Notes in respect of which a PIK Payment has been made, in amounts of $1 or an integral multiple of $1 in excess thereof). Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof.

(g) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

(h) The Issuers shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with Sections 4.12 or 4.17, as applicable, this Section 3.09 or other provisions of this Indenture, the Issuers shall comply with applicable securities laws and regulations and shall not be deemed to have breached their obligations under Sections 4.12 or 4.17, as applicable, this Section 3.09 or such other provision by virtue of such compliance.

ARTICLE 4.

COVENANTS

Section 4.01. Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Issuers promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02. Maintenance of Office or Agency.

(a) The Issuers shall maintain in The City of New York, an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuers hereby designate each of (i) the Corporate Trust Office of the Trustee and (ii) its corporate trust office at 150 East 42nd Street, 40th Floor, New York, New York 10017, as one such office, drop facility or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03. Reports.

(a) So long as any Notes are outstanding, the Company will make available to the Trustee and the Holders (through postings on its, BI-LO’s or Holding’s website as provided below):

(i) within 105 days after the end of each Fiscal Year, (A) a management report setting forth a narrative report and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for such period and (B) audited financial statements prepared in accordance with GAAP, of the type that would have been required by Items 7 and 8 of Form 10-K to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (including, with respect to annual statements only, an auditor’s report); and

(ii) within 55 days after the end of each of the first three fiscal quarters of each Fiscal Year, (A) a management report setting forth a narrative report and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) unaudited quarterly financial statements prepared in accordance with GAAP, of the type that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act;

(iii) within five Business Days after the occurrence of any of the events set forth in the following items of Form 8-K, information substantively of the type that would be required to be filed with the SEC on Form 8-K (if the Company were required to file such reports): Item 1.01 (Entry into a Material Definitive Agreement); Item 1.02 (Termination of a Material Definitive Agreement); Item 1.03 (Bankruptcy or Receivership); Item 2.01 (Completion of Acquisition or Disposition of Assets); Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant), to the extent relating to an off-balance sheet transaction; Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement) with respect to any off-balance sheet transaction and any agreement the default under which would constitute an Event of Default under this Indenture if accelerated; Item 2.05 (Costs Associated with Exit or Disposal Activities); Item 2.06 (Material Impairments); Item 4.01 (Changes in Certifying Registrant’s Accountant); Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review); Item 5.01 (Changes in Control of Registrant) and Item 5.02 (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers); and

(iv) historical financial information and analysis, as and to the extent provided by Holding to the lenders under any Credit Facility, in respect of any business acquired by the Company or any Restricted Subsidiary for consideration in excess of 15% of Holding’s Consolidated Net Tangible Assets.

(b) At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing,

(1) Sarbanes-Oxley. No certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in the terms of this Indenture shall otherwise require the Company to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);

(2) Financial Statements of Acquired Entities. The financial statements required of acquired businesses will be limited to the financial statements (in whatever form) that the Company receives in connection with the acquisition, whether or not audited;

(3) Financial Statements of Unconsolidated Entities. No financial statements of unconsolidated entities will be required;

(4) Segment Reporting. The Company will not be required to prepare its financial statements in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 280 (Segment Reporting);

(5) Mezzanine Securities. The Company will not be required to comply with guidance regarding accounting for financial instruments with characteristics of both liabilities and equity in respect of any period prior to the date of this Indenture;

(6) Supplemental Schedules. The schedules identified in Section 5-04 of Regulation S-X will not be required;

(7) No Affiliate Financials. No separate financial statements of any Affiliate of the Company shall be required pursuant to Rule 3-10 or 3-16 of Regulation S-X;

(8) Non-GAAP Information. The Company will not be required to comply with Regulation G and Item 10(e) of Regulation S-K with respect to any non-GAAP financial information; provided, however, that the Company will provide a reconciliation of any non-GAAP financial information to the nearest comparable GAAP measure; provided further, that, for the avoidance of doubt, a reconciliation of Adjusted EBITDA and Adjusted EBITDAR in the form in which such measures are presented in the Offering Memorandum shall be deemed to comply with this requirement; and

(9) Financial Statement Footnotes. Regulation S-X footnote disclosures will not be required, other than those required by GAAP.

(c) The Company will post (or cause to be posted) the reports and other information specified in Sections 4.03(a) and (b) hereof on a website, no later than the date on which such information is required to be furnished to the Holders, and maintain such posting so long as any Notes remain outstanding; provided, however, that such website may be password protected so long as the Company makes commercially reasonable efforts to notify the Holders, prospective investors, securities analysts and market makers of postings to the website (including through the information dissemination procedures of the depositary for the Notes) and to provide the Holders with access to such website.

(d) Notwithstanding the foregoing, in the event that any direct or indirect parent company of the Company becomes a guarantor of the notes at the time of or following an initial public offering of such parent company, the financial statements, information and other documents required to be provided as described above (including the financial statements, reports and other information referred to in Sections 4.03(a)(i) through (iii)), may be those of such parent company rather than the Company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company and any of its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries, on a standalone basis, on the other hand.

(e) Notwithstanding the foregoing, the financial statements, information and other documents required to be provided as described above (including the financial statements, reports and other information referred to in Sections 4.03(a)(i) through (iii)), may be those of Holding rather than the Company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holding and its Restricted Subsidiaries, on the one hand, and the information relating to the Company and its Restricted Subsidiaries, on the other hand.

(f) So long as any Notes are outstanding, within 15 Business Days after making the annual and quarterly information set forth in Sections 4.03(a)(i)(A) and (B) and Sections 4.03(a)(ii)(A) and (B) above available to Holders, the Company will hold a conference call for Holders of the Notes, prospective investors and market makers to discuss such reports and the results of operations for the relevant period. Within three Business Days prior to such conference calls, the Company will use commercially reasonable efforts to inform Holders of such calls. Access to such conference calls may be password-protected so long as the Company takes commercially reasonable steps to provide Holders, prospective investors and market makers with access to such calls.

(g) In addition, with respect to resales of the notes and so long as the notes are not freely transferable under the Securities Act, the Company shall furnish to holders and their designated prospective purchasers, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(h) Delivery of the reports, information and documents to the Trustee pursuant to this Section 4.03 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04. Compliance Certificate.

(a) The Issuers shall deliver to the Trustee, within 120 days after the end of each Fiscal Year, beginning with the end of the current Fiscal Year, an Officer’s Certificate stating that a review of the activities of the Issuers, the Guarantors (if any) and their respective Subsidiaries during the preceding Fiscal Year has been made under the supervision of the signing Officer with a view to determining whether the Issuers, the Guarantors (if any) and their respective Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers, the Guarantors (if any) and their respective Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.

(b) The Issuers shall otherwise comply with TIA §314(a)(2).

(c) The Issuers shall provide written notice to the Trustee within five Business Days of the date they become aware of the occurrence of any Default.

(d) The Issuers shall provide written notice to the Trustee of any change in the Company’s Fiscal Year.

Section 4.05. Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws.

The Issuers covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenants that they shall not by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Corporate Existence.

Subject to Articles 5 and 10 hereof, each of the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its limited liability company or corporate existence, as the case may be, and the corporate, limited liability company, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each of the Issuers or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of each of the Issuers and their Restricted Subsidiaries; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, limited liability company, partnership or other existence of any Restricted Subsidiary, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

Section 4.08. [Reserved].

Section 4.09. Limitation on Indebtedness.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), unless (i) such Indebtedness is incurred by an Issuer or any Restricted Subsidiary (other than Holding and its Subsidiaries) or constitutes Acquired Indebtedness of the Company or a Restricted Subsidiary (other than Holding and its Subsidiaries) and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.0:1.0 or (ii) such Indebtedness is incurred by Holding or any of its Restricted Subsidiaries or constitutes Acquired Indebtedness of Holding or any of its Restricted Subsidiaries and, in each case, Holding’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.0:1.0.

(b) Notwithstanding the foregoing, the Company and the Restricted Subsidiaries may incur the following (collectively, the “Permitted Indebtedness”):

(i) Indebtedness of the Company or any Restricted Subsidiary incurred under this clause (i) under any Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of:

(A) $150.0 million, less, without duplication, any permanent repayment thereof or permanent reduction in commitments thereunder, in either case, from the proceeds of one or more Asset Sales which are used to repay a Credit Facility pursuant to Section 4.12(b)(1) hereof or

(B) at the time of any incurrence (i) 85% of accounts receivable of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which internal consolidated financial statements are available, plus (ii) 65% of inventory of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which internal consolidated financial statements are available, in each case on a pro forma basis to give effect to any acquisition after such balance sheet date and on or prior to such date of incurrence;

(ii) Indebtedness pursuant to the Initial Notes or any PIK Notes issued from time to time in respect of any PIK Payment in accordance with the terms of this Indenture and any Guarantee with respect to the foregoing;

(iii) Indebtedness (including, without limitation, the OpCo Notes) of the Company or any Restricted Subsidiary outstanding on the Issue Date (excluding Indebtedness referred to in clause (i) or (ii) of this definition of “Permitted Indebtedness”);

(iv) Indebtedness of the Company or a Restricted Subsidiary owing to the Company or a Restricted Subsidiary; provided that (A) any Indebtedness of the Issuers or a Guarantor owing to a Restricted Subsidiary that is not an Issuer or a Guarantor incurred after the Issue Date is unsecured and is subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be, and (B) any disposition or transfer of any such Indebtedness to a Person (other than to the Company or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed to be an incurrence of such Indebtedness not permitted by this clause (iv);

(v) guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any of its Restricted Subsidiaries (other than guarantees by an Issuer or any Guarantor of Acquired Indebtedness incurred in reliance on paragraph (a) of this Section of any Person that does not become a Guarantor that is acquired by the Company or any Restricted Subsidiary other than guarantees of such Acquired Indebtedness by any other Person so acquired in connection therewith) which Indebtedness is permitted to be incurred by another provision of this covenant;

(vi) Indebtedness of the Company or any Restricted Subsidiary pursuant to any:

(A) Interest Rate Agreements,

(B) Commodity Price Protection Agreements, and

(C) Currency Agreements;

(vii) Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness in connection with the acquisition or development of real or personal, movable or immovable, property, in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary (and including all refinancing Indebtedness incurred to refinance any Indebtedness incurred pursuant to this clause (vii)), in an aggregate principal amount not to exceed 10% of the Consolidated Net Tangible Assets of the Company at any time outstanding;

(viii) Indebtedness of the Company or any of its Restricted Subsidiaries (A) consisting of cash management obligations, (B) in connection with surety, performance, appeal or similar bonds, completion guarantees, or similar instruments entered into in the ordinary course of business or in connection with letters of credit or other obligations in respect of property, casualty or liability insurance, self-insurance, workers’ compensation obligations or similar arrangements or (C) consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(ix) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts such amount need not be inadvertent) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of receipt by the Company or any Restricted Subsidiary of notice of such insufficient funds;

(x) Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or properties;

(xi) any renewals, extensions, substitutions, refundings, refinancing or replacements (collectively, a “refinancing”) of any Indebtedness incurred pursuant to Section 4.09(a) hereof and clauses (ii), (iii) and (xiv) of this definition of “Permitted Indebtedness,” including any successive refinancing thereof; provided that Indebtedness of the Issuers or a Guarantor may only be refinanced with Indebtedness of the Issuers or a Guarantor and the aggregate principal amount of Indebtedness refinanced may not be increased by such refinancing except by an amount equal to the lesser of (A) the stated amount of any premium or other payment contractually required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of accrued interest, fees and expenses of the Issuers or a Guarantor incurred in connection with such refinancing; provided, further that (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes or the Guarantee of the Guarantor, as the case may be, at least to the same extent as the Indebtedness being refinanced and (2) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity of such Indebtedness;

(xii) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit outstanding in reliance on clause (i) above in a principal amount not in excess of the stated amount of such letter of credit;

(xiii) Indebtedness of the Company and any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease, covenant defease or discharge the Notes as set forth in Article 8 or Article 12 hereof;

(xiv) Indebtedness of the Company or any Restricted Subsidiaries to officers, directors, employees and consultants of the Company and its Restricted Subsidiaries, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Company to the extent permitted by Section 4.10(b)(9) hereof upon termination, disability or death;

(xv) Indebtedness of the Company or any Restricted Subsidiary in addition to that set forth in clauses (i) through (xiv) above, and any refinancing of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $30.0 million outstanding at any one time.

(c) For purposes of determining compliance with this Section 4.09:

(i) In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is permitted to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or subject to the following bullet, later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

(ii) Indebtedness under the Credit Agreement which was outstanding on March 9, 2012 will be deemed to have been incurred on the Issue Date under clause (i) of the definition of “Permitted Indebtedness” above, and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter;

(iii) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(iv) Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Redeemable Capital Stock or Preferred Stock in the form of additional shares of the same class of Redeemable Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in the Consolidated Fixed Charge Coverage Ratio of the Company;

(v) With respect to any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred;

(vi) The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted; and

(vii) The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Section 4.10. Limitation on Restricted Payments.

(a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly (each a “Restricted Payment”):

(i) (declare or pay any dividend on, or make any distribution to holders of, any of the Company’s Capital Stock (other than dividends or distributions payable solely in its Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);

(ii) repurchase, redeem, defease, retire or otherwise acquire for value, directly or indirectly, any of the Capital Stock of the Company or any direct or indirect parent company of the Company;

(iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (4) of the definition of “Permitted Indebtedness” or (y) Subordinated Indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);

(iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) dividends or distributions payable solely in Capital Stock of such Restricted Subsidiary or in options, warrants or other rights to acquire such Capital Stock, (b) to the Company or any of its Restricted Subsidiaries or (c) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all holders of the Capital Stock of such Restricted Subsidiary); or

(v) make any Investment (other than any Permitted Investments);

unless:

(1) at the time of and after giving effect to such proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(2) (i) in the case of any Restricted Payment by the Issuers or any of their Restricted Subsidiaries (other than Holding and its Subsidiaries), at the time of and after giving effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.09(a)(i) hereof and (ii) in the case of any Restricted Payment by Holding or any of its Restricted Subsidiaries, at the time of and after giving effect to such Restricted Payment, BI-LO could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.09(a)(ii) hereof; and

(3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments (other than Permitted Payments set forth in clauses (2) through (10) and (12) through (15) of clause (b) below) declared (with respect to dividends) or made after the Issue Date does not exceed the sum of:

(A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on July 11, 2013 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment for which internal financial statements of Holding are available (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B) 100% of the aggregate Net Cash Proceeds and the Fair Market Value (as determined in good faith by the Board of Directors of the Company or, if such Fair Market Value for any transaction exceeds $25.0 million, in writing by an Independent Financial Advisor) of property received after the Issue Date by the Company either (1) as capital contributions or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem, defease, retire or otherwise acquire for value Capital Stock or Subordinated Indebtedness as set forth in clause (2) or (3) of paragraph (b) below and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(C) 100% of the aggregate Net Cash Proceeds received after the Issue Date by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(D) the amount of reductions in the consolidated Indebtedness of the Company and its Restricted Subsidiaries upon conversion or exchange of any such Indebtedness into or for Qualified Capital Stock of the Company;

(E) to the extent that any Restricted Investment made by the Company or its Restricted Subsidiaries is sold (other than to the Company or a Restricted Subsidiary), or otherwise liquidated, repaid, repurchased or redeemed, in each case after the Issue Date, the lesser of (i) the cash return of capital and the Fair Market Value (as determined in good faith by the Board of Directors of the Company or, if such Fair Market Value for any transaction exceeds $25.0 million, in writing by an Independent Financial Advisor) of property received by the Company or a Restricted Subsidiary with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, to the extent such lesser amount was not already included in Consolidated Net Income;

(F) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the Fair Market Value (as determined in good faith by the Board of Directors of the Company or, if such Fair Market Value for any transaction exceeds $25.0 million, in writing by an Independent Financial Advisor) of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment;

(G) $25,000,000; and

(H) any amount which previously qualified as a Restricted Payment that was not a Permitted Payment on account of any guarantee entered into by the Company or any Restricted Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists.

(b) The foregoing provisions shall not prohibit the following Restricted Payments (each a “Permitted Payment”):

(1) the payment of any dividend or redemption of any Capital Stock or Subordinated Indebtedness within 60 days after the date of declaration thereof or call for redemption, if at such date of declaration or call for redemption such payment or redemption was permitted by the provisions of paragraph (a) of this covenant (the declaration of such payment will be deemed a Restricted Payment under paragraph (a) of this covenant as of the date of declaration, and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under paragraph (a) of this covenant) (it being understood that any Restricted Payment made in reliance on this clause (1) shall reduce the amount available for Restricted Payments pursuant to clause (a)(3) above only once);

(2) Restricted Payments made in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional equity interests or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section 4.10;

(3) the repurchase, redemption, defeasance, retirement or other acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary) of any Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section 4.10;

(4) the repurchase, redemption, defeasance, retirement, or other acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent issuance of new Subordinated Indebtedness of the Company; provided that any such new Subordinated Indebtedness:

(A) shall be in a principal amount that does not exceed the principal amount so refinanced, plus the amount of premium or other payment reasonably determined as necessary to refinance the Indebtedness, plus the amount of accrued interest, fees and expenses of the Company incurred in connection with such refinancing;

(B) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Subordinated Indebtedness being refinanced;

(C) has a Stated Maturity for its final scheduled principal payment no earlier than the Stated Maturity for the final scheduled principal payment of the Subordinated Indebtedness being refinanced; and

(D) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

(5) the repurchase of Capital Stock deemed to occur upon (a) exercise of stock or other equity options to the extent that such Capital Stock represents a portion of the exercise price of such options and (b) the withholding of a portion of the Capital Stock granted or awarded to an optionee to pay taxes associated therewith;

(6) the payment of cash in lieu of the issuance of fractional equity interests or scrip in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;

(7) the repurchase, redemption, defeasance, retirement or other acquisition for value of Redeemable Capital Stock of the Company or a Guarantor made by exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Redeemable Capital Stock;

(8) so long as no Default or Event of Default exists or would occur, payments or distributions to holders of Capital Stock pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets, that complies with Section 5.01 hereof;

(9) the repurchase, redemption, defeasance, retirement or other acquisition for value of Qualified Capital Stock of the Company, or a Restricted Payment to pay for the repurchase, redemption, defeasance, retirement or other acquisition for value of Capital Stock of any of its direct or indirect parent companies, held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of their respective direct or indirect parent companies pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (9) do not exceed in any calendar year $2.5 million (with unused amounts in any calendar year being carried over to the next two succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $5.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Qualified Capital Stock of the Company and, to the extent contributed to the capital of the Company, Capital Stock of any of the direct or indirect parent companies of the Company, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of their respective direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(B) the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds set forth in clauses (A) or (B) of this clause (9);

and provided further that cancellation of Indebtedness owing to the Company from members of management of the Company and representing non-cash loans made by the Company to permit members of management to acquire Capital Stock of the Company, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Capital Stock of the Company or any of the Company’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant;

(10) payments of dividends on Redeemable Capital Stock of the Company or any Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary issued in accordance with Section 4.09 hereof;

(11) the declaration and payment of dividends on the Company’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Issue Date, of up to 6% per annum of the Net Cash Proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Company in or from any such public Equity Offering;

(12) Restricted Payments contemplated by the Offering Memorandum in connection with the Transactions not to exceed $459.0 million in the aggregate;

(13) the repurchase, redemption, defeasance, retirement or other acquisition for value of any Subordinated Indebtedness following an Asset Sale or Change of Control pursuant to the provisions similar to those set forth in Sections 4.12 and 4.17 hereof at a purchase price not to exceed 100% of the principal amount thereof (or 101% in the case of an offer as a result of a Change of Control) plus accrued and unpaid interest to the date of purchase; provided that the Company has previously made a Change of Control offer or Asset Sale Offer, as the case may be, with respect thereto and all Notes tendered by Holders in connection therewith have been repurchased to the extent required by this Indenture;

(14) the declaration and payment of dividends or the payment of other distributions by the Company or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(A) franchise and similar taxes, and other fees and expenses, required to maintain such parent company’s existence as a corporation, limited liability company, partnership or other similar entity;

(B) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(C) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D) amounts payable to the Sponsor pursuant to the Sponsor Management Agreement as in effect on the Issue Date;

(E) fees and expenses related to any equity or debt offering of such parent entity (whether or not successful);

(F) cash payments in lieu of issuing fractional equity interests or scrip in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of any direct or indirect parent of the Company; and

(15) the declaration and payment by the Company of Permitted Tax Distributions; and

(16) other Restricted Payments in an amount not to exceed $10.0 million.

(c) For clarity purposes, all payments made pursuant to clauses (2) through (10) and (12) through (15) of this paragraph (b) shall not reduce the amount that would otherwise be available for Restricted Payments under paragraph (a) of this Section 4.10.

(d) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or the property or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment (as determined in good faith by the Board of Directors of the Company or, if such Fair Market Value for any transaction exceeds $25.0 million, in writing by an Independent Financial Advisor).

Section 4.11. Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its properties other than Permitted Liens unless:

(i) in the case of Liens securing Subordinated Indebtedness, the notes are secured by a Lien on such property that is senior in priority to such Liens; or

(ii) in all other cases, the notes are equally and ratably secured.

Any Lien created for the benefit of Holders of the Notes pursuant to this Section 4.11 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens triggering the obligation to secure the Notes.

Section 4.12. Limitation on Sale of Assets.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash, Cash Equivalents or Replacement Assets and (2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Capital Stock or assets subject to such Asset Sale.

For purposes of clause (a)(1) of this Section 4.12 only, the following will be deemed to be cash:

(A) the amount of any liabilities (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale and contingent liabilities);

(B) the amount of any notes, securities or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that is converted, sold or exchanged within 180 days of the related Asset Sale by the Company or the Restricted Subsidiaries into cash or Cash Equivalents in an amount equal to the Net Cash Proceeds realized upon such conversion, sale or exchange; and

(C) the amount of any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Sale; provided that the aggregate of such Designated Non-cash Consideration received in connection with Asset Sales (and still held) shall not exceed the greater of (x) $6.5 million and (y) 1.5% of Consolidated Net Tangible Assets at any one time (with the Fair Market Value in each case being measured at the time received and without giving effect to subsequent changes in value).

(b) All or a portion of an amount equal to the Net Cash Proceeds of any Asset Sale may be applied by the Company or a Restricted Subsidiary to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the Credit Agreement or any Credit Facility):

(i) to permanently repay (x) Pari Passu Indebtedness of the Company (other than Indebtedness owed to the Company or any of its Restricted Subsidiaries) and, in the case of Indebtedness under a Credit Facility, to correspondingly reduce commitments with respect thereto or (y) Indebtedness of a Restricted Subsidiary and, in the case of Indebtedness under a Credit Facility, to correspondingly reduce commitments with respect thereto; provided that, in the case of clause (x), if the Company shall so reduce Obligations under any Pari Passu Indebtedness that is not secured by a Lien permitted by this Indenture, the Company will, equally and ratably (determined based upon the respective principal amounts of outstanding Notes and such Pari Passu Indebtedness), reduce Obligations under the Notes by, at its option, (A) redeeming Notes, (B) making an offer (in accordance with the procedures for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to 100% of the principal amount thereof; plus the amount of any accrued and unpaid interest on the principal amount of Notes to be repurchased or (C) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with this Indenture and applicable securities law,

(ii) to acquire (or enter into a legally binding agreement to acquire), all or substantially all of the property and assets of, or a majority of the Voting Stock of, a Permitted Business;

(iii) to make a capital expenditure; or

(iv) to invest the Net Cash Proceeds (or enter into a legally binding agreement to invest) in Replacement Assets.

(c) Pending the final application of any such Net Cash Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture. If any such legally binding agreement to invest such Net Cash Proceeds is entered into and the Company and its Restricted Subsidiaries shall have not consummated such investment (or a replacement investment) within 180 days of the date of such binding agreement or within 365 days of such Asset Sale, whichever is later, such Net Cash Proceeds which were to be invested shall constitute part of Excess Proceeds. The amount of such Net Cash Proceeds not used or invested in accordance with the preceding clauses (i) through (iv) within 365 days (or such later number of days as provided in the preceding sentence) of the Asset Sale constitutes “Excess Proceeds.”

(d) When the aggregate amount of Excess Proceeds exceeds $10.0 million, within thirty days thereof, or earlier at the option of the Issuers, the Issuers will make an offer (an “Asset Sale Offer”) to all Holders of Notes and to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to asset sales, in each case, equal to the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes (and 100% of the principal amount or, if different, the accreted value of any Pari Passu Indebtedness) plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under this Indenture. If the aggregate principal amount of the Notes and principal amount or, if different, accreted value of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and other Pari Passu Indebtedness, as the case may be, to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased or, in the case of PIK Notes, in amounts of $1 or an integral multiple of $1 in excess thereof shall be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) Notwithstanding the foregoing, the Company will not be required to apply in accordance with this Section 4.12 any Excess Proceeds received in respect of any Asset Sale by Holding, BI-LO or any of its Subsidiaries until such time as such entities are permitted in accordance with the terms of their Indebtedness to dividend or distribute an amount at least equal to such Excess Proceeds to the Company.

(f) The Issuers will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws or regulations in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company, or the applicable Restricted Subsidiary, will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.13. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiary;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3) make any Investment in the Company or any other Restricted Subsidiary; or

(4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

(b) However, paragraph (a) will not prohibit any:

(1) encumbrance or restriction pursuant to an agreement or instrument (including, without limitation, the Credit Agreement (and related security documents), the Notes, this Indenture, the OpCo Notes Indenture (and related security documents)) in effect on the Issue Date or any agreement governing Indebtedness that contains encumbrances and restrictions that are not materially more restrictive than those contained in this Indenture, the Credit Agreement (and related security documents) and the OpCo Notes Indenture (and related security documents);

(2) encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to any Restricted Subsidiary or the properties or assets of any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary or such Subsidiary’s Subsidiaries;

(3) encumbrance or restriction pursuant to any agreement governing any Indebtedness represented by Capital Lease Obligations or Purchase Money Obligations permitted to be incurred under Section 4.09 hereof;

(4) encumbrance or restriction contained in any Acquired Indebtedness or other agreement of any Person or related to assets acquired (whether by merger, consolidation or otherwise) by the Company or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person or such Person’s Subsidiaries, or the property or assets of the Person or such Person’s Subsidiaries, so acquired;

(5) encumbrance or restriction existing under applicable law, rule, regulation or order or any requirement of any regulatory body;

(6) in the case of Section 4.13(a)(4) above, Liens securing Indebtedness otherwise permitted to be incurred under Section 4.11 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(7) customary non-assignment provisions in leases, licenses or contracts;

(8) customary restrictions contained in (A) asset sale agreements that limit the transfer of such assets pending the closing of such sale and (B) any other agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements; provided, however, that such restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership or joint venture;

(10) restrictions contained in Indebtedness of Restricted Subsidiaries permitted to be incurred under this Indenture, so long as such restrictions or encumbrances are customary for Indebtedness of the type incurred and which the Board of Directors of the Company determines in good faith will not adversely affect the Issuers’ ability to make payments of principal or interest on the Notes;

(11) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business; and

(12) encumbrance or restriction under any agreement that amends, extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (11), or in this clause (12); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

Section 4.14. Limitation on Transactions with Affiliates.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary, including any Person that becomes a Restricted Subsidiary as a result of such transaction), unless:

(1) such transaction or series of related transactions is on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party;

(2) with respect to any transaction or series of related transactions involving aggregate value in excess of $10.0 million, a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate certifying that such transaction or series of related transactions complies with clause (1) of this covenant and that such transaction or series of related transactions has been approved by a majority of the Board of Directors of the Company (including a majority of the Disinterested Directors, if there are any Disinterested Directors); and

(3) with respect to any transaction or series of related transactions involving aggregate value in excess of $25.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of related transactions from a financial point of view issued by an Independent Financial Advisor;

provided, however, that this provision shall not apply to:

(i) directors’ fees, consulting fees, employee salaries, bonuses or employment agreements, incentive arrangements, compensation or employee benefit arrangements with any officer, director or employee of the Company or a Subsidiary of the Company, including under any equity option or equity incentive plans, customary indemnification arrangements with officers, directors or employees of the Company or a Subsidiary of the Company, in each case entered into in the ordinary course of business;

(ii) any Restricted Payments made in compliance with Section 4.10 hereof or any Permitted Investment in a Person that is an Affiliate solely as a result of the Company’s and its Restricted Subsidiaries’ Investments in such Person;

(iii) any issuance or sale of Qualified Capital Stock of the Company to Affiliates;

(iv) transactions among the Company and/or any Restricted Subsidiary and/or any entity that is an Affiliate solely as a result of any Investment by the Company and/or such Restricted Subsidiary in such entity;

(v) loans or advances to employees or consultants of the Company in the ordinary course of business for bona fide business purposes of the Company and its Restricted Subsidiaries (including, without limitation, travel, entertainment and moving expenses) made in compliance with applicable law;

(vi) any transactions undertaken pursuant to any agreements (including, without limitation, pursuant to the Sponsor Management Agreement) in existence on the Issue Date and set forth in the Offering Memorandum and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms not materially less favorable when taken as a whole to the Holders of the Notes than those in effect on the Issue Date;

(vii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of their obligations under the terms of, any stockholders’ or members’ agreement, principal investors’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole;

(viii) the Transactions;

(ix) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Company’s Board of Directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) payments by the Company or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures which payments are approved in good faith by Disinterested Directors constituting a majority of such Disinterested Directors; and

(xi) payments or loans (or cancellation of loans) to employees or consultants of the Company or any of the Company’s direct or indirect parent companies or any Restricted Subsidiary and employment agreements, severance arrangements, equity option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of directors of the Company in good faith.

Notwithstanding the foregoing provisions of this Section 4.14, if and to the extent any action by BI-LO or any of its Subsidiaries that is a Restricted Subsidiary is not deemed to be an Affiliate Transaction (as defined in the OpCo Notes Indenture) under the OpCo Notes Indenture, such action by BI-LO or such Subsidiary, as the case may be, shall not be deemed to be an Affiliate Transaction under this Indenture and, therefore, will not be subject to the provisions of this Section 4.14.

Section 4.15. Future Guarantees.

(a) After the Issue Date, the Company will cause each Restricted Subsidiary that guarantees any Indebtedness of the Company within ten business days of the date on which such Restricted Subsidiary guarantees such Indebtedness to execute and deliver a supplemental indenture to this Indenture, substantially in the form of Exhibit E hereto, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under this Indenture on the same terms and conditions as those set forth in this Indenture.

(b) Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(c) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) such Subsidiary ceasing to constitute a Restricted Subsidiary in a transaction that complies with this Indenture (whether upon a sale, exchange, transfer or disposition of Capital Stock in such Restricted Subsidiary (including by way of merger or consolidation), or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary), or the sale or disposition of all or substantially all of the properties and assets of such Guarantor made in compliance with this Indenture;

(2) satisfaction and discharge of this Indenture as set forth in Article 12 hereof;

(3) a Legal Defeasance or Covenant Defeasance as set forth in Article 8 hereof; or

(4) such Subsidiary ceasing to be a guarantor of any other Indebtedness of the Company.

Section 4.16. Limitation on Unrestricted Subsidiaries.

(a) The Company may designate after the Issue Date any Subsidiary as an Unrestricted Subsidiary under this Indenture only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(2) either (i) such Subsidiary has total assets of less than $1,000 or (ii) the Company would be permitted to make an Investment at the time of designation (assuming the effectiveness of such designation) pursuant to Section 4.10 hereof in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s and its Restricted Subsidiaries’ Investments in such Subsidiary (including any guarantee of the obligations of such Unrestricted Subsidiary that will not be released concurrently with such designation but excluding any amounts attributable to Investments made prior to the Issue Date);

(3) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary;

(4) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-recourse Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes;

(5) such Unrestricted Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional equity securities or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary from and after the date of designation shall be deemed a Restricted Payment.

(b) In the event of any such designation, the Company shall be deemed to have made an Investment pursuant to Section 4.10 hereof for all purposes of this Indenture in an amount equal to the Designation Amount. For purposes of the foregoing, the designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

(c) The Company may revoke any designation of a Subsidiary as an Unrestricted Subsidiary if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such revocation;

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture; and

(3) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), (x) if prior to such revocation the Company could incur $I.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.09 hereof, immediately after giving effect to such proposed revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.09 hereof or (y) if prior to such revocation the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.09 hereof, Holding’s Consolidated Fixed Charge Coverage Ratio does not decline as a result of such revocation.

(d) All designations and revocations must be evidenced by a resolution of the Company’s Board of Directors delivered to the Trustee certifying compliance with the foregoing provisions.

Section 4.17. Repurchase at the Option of Holders Upon a Change of Control.

(a) Upon the occurrence of a Change of Control, the Issuers shall, within 30 days of a Change of Control (or, at the Issuers’ option, prior to such Change of Control but after it is publicly announced), make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.09 hereof, unless an Issuer has previously or concurrently mailed a notice of redemption with respect to all outstanding Notes as provided in Section 3.03 hereof. Each Holder shall have the right to accept such offer and require the Issuers to repurchase all or any portion (in integral multiples of $1,000 except that no partial redemption will be permitted that would result in a Note having a remaining principal amount of less than $2,000 (or, in the case of PIK Notes, in integral multiples of $1 except that no partial redemption will be permitted that would result in a PIK Note having a remaining principal amount of less than $1) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash (the “Change of Control Amount”), equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased, to the Purchase Date (subject to the rights of Holders on relevant record dates to receive interest due on an Interest Payment Date).

(b) The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.18. Restrictions on Activities of the Co-Issuer.

(a) The Co-Issuer will not:

(1) incur any Indebtedness (including Acquired Indebtedness) other than its obligations under the Notes and any other Indebtedness of the Company (including any guarantee thereof);

(2) create or suffer to exist any Lien (other than Permitted Liens) upon any property or assets now owned or hereafter acquired, leased or licensed by it;

(3) engage in any material business or activity or own any material assets other than performing obligations and activities incidental thereto under the Notes and any other Indebtedness of the Company;

(4) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to any Person;

(5) create or acquire any Subsidiary or make or own any Investment in any Person; or

(6) fail to be a corporation under the laws of the state of Delaware.

ARTICLE 5.

SUCCESSORS

Section 5.01. Merger, Consolidation and Sale of Assets.

(a) No Issuer will, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, unless at the time and after giving effect thereto:

(1) either (A) such Issuer will be the continuing entity or (B) the Person formed by or surviving such consolidation or merger or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of such Issuer and its Restricted Subsidiaries on a consolidated basis (the “Surviving Entity”) (i) shall be a corporation, limited liability company or partnership duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; provided that there shall be an obligor or a co-obligor on the Notes that is a corporation and (ii) shall expressly assume by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Issuer under the Notes and this Indenture, and the Notes and this Indenture will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations);

(2) no Default or Event of Default exists;

(3) the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) could (a) incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.09 hereof; or (b) the Consolidated Fixed Charge Coverage Ratio of the Company or the Surviving Entity is equal to or greater than the Company’s Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction;

(4) at the time of the transaction, if such Issuer is not the Surviving Entity, each Guarantor, if any, unless it is the other party to the transactions set forth above, will have by supplemental indenture confirmed that its Guarantee shall apply to the Surviving Entity’s obligations under this Indenture and the Notes; and

(5) at the time of the transaction, such Issuer or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Notwithstanding the foregoing clause (a)(2) or (a)(3), (x) either Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the other Issuer; (y) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary; and (z) either Issuer may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing such Issuer’s jurisdiction of organization to another state of the United States.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

Section 5.02. Surviving Entity Substituted.

The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, each of the Issuers under this Indenture, and the predecessor entity shall be discharged from all obligations and covenants under this Indenture and the Notes; provided, however, that the predecessor entity shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes, in the case of a lease.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

An Event of Default will occur under this Indenture if:

(1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional redemption, required repurchase or otherwise);

(3) (a) there shall be a default in the performance, or breach, of any covenant or agreement of an Issuer or any Guarantor under this Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1) or (2) above or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 60 days (or 90 days in the case of a default or breach in respect of Section 4.03 hereof) after written notice has been given, by certified mail, (1) to the Issuers by the Trustee or (2) to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of Section 5.01 hereof; (c) the Issuers shall have failed to make or consummate an Asset Sale Offer in accordance with Section 4.12 hereof; or (d) the Issuers shall have failed to make or consummate a Change of Control offer in accordance with Section 4.17 hereof;

(4) (a) any default in the payment of the principal or premium, if any, on any Indebtedness when due under any of the agreements, indentures or instruments under which the Issuers, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness (other than Indebtedness owed to the Issuers or a Restricted Subsidiary) in excess of $15.0 million (“Material Indebtedness”) and such default shall have continued after giving effect to any applicable grace period and shall not have been cured or waived or (b) an event of default as defined in any of the agreements, indentures or instruments set forth in clause (a) of this clause (4) shall have occurred and the Material Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

(5) any Guarantee of any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company) would constitute a Significant Subsidiary shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Issuers not to be, in full force and effect and enforceable in accordance with its terms, except to the extent permitted by this Indenture;

(6) one or more final, non-appealable judgments or orders of any court or regulatory or administrative agency for the payment of money in excess of $15.0 million (net of any amounts to the extent that they are covered by insurance), either individually or in the aggregate, shall be rendered against an Issuer, any Guarantor or any Restricted Subsidiary which has not been discharged, fully bonded or stayed for a period of 60 consecutive days;

(7) the Issuers or any of the Issuers’ Significant Subsidiaries or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(B) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property; or

(D) makes a general assignment for the benefit of its creditors.

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuers or any of the Issuers’ Significant Subsidiaries or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary in an involuntary case; or

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Issuers or any of the Issuers’ Significant Subsidiaries or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuers or any of the Issuers’ Significant Subsidiaries or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Issuers or any of the Issuers’ Significant Subsidiaries or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary;

and such order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Acceleration.

(a) If an Event of Default specified in clause (7) or (8) of Section 6.01 hereof with respect to an Issuer occurs and is continuing, then all the Notes shall automatically become and be due and payable immediately in an amount equal to the unpaid principal amount of and premium, if any, on the Notes, together with accrued and unpaid interest to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of Notes by appropriate judicial proceedings. Holders may not enforce this Indenture or the Notes except as provided in this Indenture.

(b) If an Event of Default (other than as specified in clause (7) or (8) of Section 6.01 hereof with respect to an Issuer) shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes to be due and payable immediately, by a notice in writing to the Issuers (and to the Trustee if given by the Holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately.

(c) After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Issuers and the Trustee, may rescind and annul such declaration and its consequences if:

(1) the Issuers have paid or deposited with the Trustee a sum sufficient to pay (A) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (B) all overdue interest on all Notes then outstanding, (C) the principal of and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (D) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

(2) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies shall be cumulative to the extent permitted by law.

Section 6.04. Waiver of Defaults.

(a) The Holders of a majority in aggregate principal amount of the Notes outstanding may on behalf of the Holders of all outstanding Notes waive any past default under this Indenture and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each Holder of Notes affected) or (2) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

(b) Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Subject to the terms of Section 7.01 hereof (including the Trustee’s receipt of the security or indemnification set forth in clause (e) of Section 7.01), in case an Event of Default shall occur and be continuing, the Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

Section 6.06. Limitation on Suits.

(a) No Holder of any of the Notes will have any right to institute any proceedings with respect to this Indenture or any remedy thereunder, unless: (1) such Holder has previously given notice to the Trustee of a continuing Event of Default; (2) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under this Indenture and the Notes; (3) such Holder or Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (4) the Trustee has failed to institute such proceeding within 60 days after receipt of such notice; and (5) the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes.

(b) A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee has no affirmative duty to ascertain whether or not any such use by any Holder is prejudicial to another Holder).

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 shall not apply to a suit by the Trustee, a suit by the Issuers, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

Subject to TIA Section 315:

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of each of the Issuers.

(e) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Issuers or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(g) The Trustee shall have no duty to inquire as to the performance of the Issuers’ covenants herein.

(h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(i) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of the Board of Directors, the executive committee or a trust committee of directors or Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with May 15, 2014, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event set forth in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA §313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

Section 7.07. Compensation and Indemnity.

The Issuers shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers, jointly and severally, shall indemnify the Trustee or any predecessor Trustee against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys fees (for purposes of this Article, “losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to its willful misconduct, gross negligence or bad faith. The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations under this Section 7.07, to the extent the Issuers have been prejudiced thereby. The Issuers shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel if the Trustee has been reasonably advised by counsel that (i) a conflict of interest exists by reason of common representation or (ii) there may be one or more legal defenses available to it that are different from or additional to those available to the Issuers and in the reasonable judgment of such counsel it is advisable for the Trustee to engage separate counsel, and in each case the Issuers shall pay the reasonable fees and expenses of such counsel. The Issuers need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld. The Issuers need not reimburse any expense or indemnify against any loss incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.

The obligations of the Issuers under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and payment in full of the Notes through the expiration of the applicable statute of limitations.

To secure the Issuers’ payment obligations in this Section, the Trustee shall have a Lien on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time upon 30 days’ prior notice to the Issuers and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee provided in this Indenture. The successor Trustee shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the Trustee hereunder shall have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million (or a wholly-owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least $50.0 million) as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11. Preferential Collection of Claims Against Issuers.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

Section 8.02. Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and each Guarantor shall be released from all of its obligations under its Guarantee. For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all their other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of such outstanding Notes to receive payments in respect of the principal of, and premium, if any, and interest on, such Notes when such payments are due from the defeasance trust; (2) the Issuers’ obligations under Sections 2.03, 2.04, 2.06, 2.07, 2.10 and 4.02 hereof; (3) the rights, powers, trusts, duties and immunities of the Trustee; and (4) this Article 8. If the Issuers exercise under Section 8.01 hereof the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 3.09, 4.03 and 4.09 through 4.18 hereof, and the operation of Section 5.01(a)(3), with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor shall be released from all of its obligations under its Guarantee with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. If the Issuers exercise under Section 8.01 hereof the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default specified in any of Section 6.01(3) (with respect to the covenants contained in Sections 3.09, 4.03 and 4.09 through 4.18 hereof), Section 6.01(4), Section 6.01(5), Section 6.01(6), Section 6.01(7) (with respect to Significant Subsidiaries only) and Section 6.01(8) (with respect to Significant Subsidiaries only).

Section 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes.

Legal Defeasance or Covenant Defeasance may be exercised only if:

(a) the Issuers irrevocably deposit with the Trustee, in trust (the “defeasance trust”), for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, and premium, if any, and interest on, the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers shall specify whether the Notes are being defeased to maturity or to such particular redemption date, to the extent the Issuers have previously provided a notice of redemption with respect to the outstanding Notes on the applicable redemption date; provided, however, that with respect to a redemption of all or any portion of the Notes, at once or over time, at any time prior to September 15, 2014 pursuant to paragraph 5 of the Notes and Section 3.07(b):

(i) the amount of funds in trust that the Issuers must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of deposit of such funds in trust; and

(ii) at the time of deposit of such funds in trust, the funds in trust would be sufficient to pay and discharge the principal, premium, if any, and interest on the Notes on the applicable date of redemption with an assumed Applicable Premium calculated as of the date of deposit of such funds in trust; and

(iii) the Issuers must irrevocably deposit or cause to be deposited additional funds in trust, as necessary, on the applicable date of redemption, as required by Section 3.05, necessary to pay the Applicable Premium as determined on such date;

(b) in the case of Legal Defeasance, the Issuers deliver to the Trustee an Opinion of Counsel in the United States confirming that (i) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) subsequent to the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that (subject to customary assumptions, qualifications and exclusions), the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuers deliver to the Trustee an Opinion of Counsel in the United States to the effect that (subject to customary assumptions, qualifications and exclusions) the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound; and

(f) the Issuers deliver to the Trustee an Officer’s Certificate of the Company and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (or one of the Issuers, if acting as the Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 8.06. Repayment to Issuers.

The Trustee shall promptly, and in any event, no later than five (5) Business Days, pay to the Issuers after request therefor, any excess money or non-callable U.S. Government Securities held with respect to the Notes at such time in excess of amounts required to pay any of the Issuers’ Obligations then owing with respect to the Notes; provided that, with respect to such non-callable U.S. Government Securities, a nationally recognized firm of independent certified public accountants has expressed in a written certification delivered to the Trustee (which may be the certification delivered under Section 8.04(a)) that such securities are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuers as trustee thereof shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remain unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Issuers.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ (if any) obligations under this Indenture, the Notes and the Guarantees (if any) shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Issuers (and any Guarantor and/or any other obligor under the Notes) and the Trustee may modify or amend this Indenture, the Notes or the Guarantees (if any):

(1) to evidence the succession of another Person to the Issuers or a Guarantor, and the assumption by any such successor of the covenants of the Issuers or such Guarantor in this Indenture, the Notes and any Guarantee in accordance with Section 5.01 hereof;

(2) to add to the covenants of the Issuers, any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, the Notes or any Guarantee;

(3) to cure any ambiguity, or to correct or supplement any provision in this Indenture or the Notes which may be defective or inconsistent with any other provision in this Indenture or the Notes;

(4) to make any other provisions with respect to matters or questions arising under this Indenture or the Notes; provided that, in each case, such provisions shall not materially adversely affect the interest of the Holders of the Notes;

(5) to add a Guarantor under this Indenture;

(6) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture;

(7) in the event that the PIK Notes are issued in certificated form, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and appropriate minimum redemption amounts for certificated PIK Notes;

(8) to provide for the issuance of Additional Notes or PIK Notes in accordance with this Indenture; or

(9) in the sole discretion of the Issuers, to conform any provision of this Indenture or the Notes to the provisions of the “Description of the Notes” contained in the Offering Memorandum to the extent such provision was intended to be a verbatim recital of a provision contained herein (as determined by the Board of Directors of the Company).

Section 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuers, each Guarantor (if any) and the Trustee may modify or amend this Indenture, the Notes and the Guarantees (if any) with the consent of the Holders of a majority in aggregate principal amount of the Notes, including Additional Notes and PIK Notes, if any, then outstanding, voting as a single class (including consents obtained in connection with a purchase of or tender offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default in (i) the payment of principal, premium, if any, or interest on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes, including Additional Notes and PIK Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer for the Notes).

Without the consent of each Holder, a modification, amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date) (in each case other than the provisions with respect to Sections 3.09, 4.12 and 4.17 hereof);

(2) reduce the percentage in principal amount of such outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of this Indenture;

(3) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each such Note affected thereby;

(4) amend or modify any of the provisions of this Indenture in any manner which subordinates the Notes issued hereunder in right of payment to any other Indebtedness of the Issuers or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee; or

(5) release any Guarantee except in compliance with the terms of this Indenture.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any proposed modification, amendment or waiver. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such proposed modification, amendment or waiver, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any supplemental indenture effecting a proposed modification, amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After a modification, amendment or waiver under this Section 9.02 becomes effective, the Issuers shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Security Register a notice briefly describing the modification, amendment or waiver. Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such modification, amendment or waiver.

Section 9.03. Compliance with Trust Indenture Act.

Every modification or amendment to this Indenture, the Notes or the Guarantees shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents.

Until a modification, amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the modification, amendment or waiver becomes effective. A modification, amendment or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about a modification, amendment or waiver, or a supplemental indenture effecting the same, on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the modification, amendment waiver or supplement.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such modification, amendment, waiver or supplement.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any supplemental indenture authorized pursuant to this Article 9 if the supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that such supplemental indenture is the legal, valid and binding obligations of the Issuers and the Guarantors (if any), enforceable against them in accordance with its terms, subject to customary exceptions and that such supplemental indenture complies with the provisions hereof (including Section 9.03 hereof).

ARTICLE 10.

GUARANTEES

Section 10.01. Guarantee.

If the Notes are Guaranteed pursuant to Section 4.15, each Guarantor shall, subject to this Article 10 and execution of a related supplemental indenture to this Indenture substantially in the form of Exhibit E hereto, jointly and severally, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the

Issuers to the Holders or the Trustee under this Indenture or any other agreement with or for the benefit of the Holders or the Trustee, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02 hereof, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Issuers under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Issuers or any other obligor with respect to this Indenture, the Notes or the Obligations of the Issuers under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Issuers (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (1) proceed against either Issuer, any other guarantor (including any other Guarantor) of the Obligations under the Guarantees or any other Person, (2) proceed against or exhaust any security held from the Issuers, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Issuers or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuers including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuers from any cause other than payment in full of the Obligations under the Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Issuers, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to setoffs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Guarantees or any agreement related thereto, and notices of any extension of credit to the Issuers and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guarantees. Except to the extent expressly provided herein, including Sections 8.02, 8.03 and 10.05, each Guarantor hereby covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in its Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the net assets of all the Guarantors at the time of such payment in accordance with GAAP, so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 10.02. Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirm that it is the intention of all such parties that the guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under the Guarantee, but shall be limited to the lesser of (a) the aggregate amount of the Issuers’ obligations under the Notes and this Indenture or (b) the amount, if any, which would not have (1) rendered the Guarantor “insolvent” (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its Guarantee was entered into, after giving effect to the incurrence of existing Indebtedness immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the Guarantee is the amount set forth in clause (a) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount set forth in clause (b).

(b) In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the proviso of Section 10.2(a), the right of each Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 10.03. Execution and Delivery of Notation of Guarantee.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Guarantee in substantially the form included in Exhibit D attached hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a notation of Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

The Issuers hereby agree that they shall cause each Person that becomes obligated to provide a Guarantee pursuant to Section 4.15 to execute a supplemental indenture substantially in the form of Exhibit E hereto, pursuant to which such Person provides the Guarantee set forth in this Article 10 and otherwise assumes the obligations and accepts the rights of a Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as a Guarantor. The Issuers also hereby agree to cause each such new Guarantor to evidence its Guarantee by endorsing a notation of such Guarantee on each Note as provided in this Section 10.03.

Section 10.04. Guarantors May Consolidate, etc., on Certain Terms.

(a) Each Guarantor will not, and the Company will not permit a Guarantor that is a Subsidiary to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Issuers or any other Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Issuers or any other Guarantor), unless at the time and after giving effect thereto:

(1) (A) either (i) the Guarantor will be the continuing entity in the case of a consolidation or merger involving the Guarantor or (ii) the Person formed by or surviving such consolidation or merger or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor on a consolidated basis (the “Surviving Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, unless such Guarantor is a Foreign Subsidiary, and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and this Indenture, and such Guarantee and this Indenture will remain in full force and effect;

(B) after giving effect to such transaction, no Default or Event of Default exists; and

(C) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and any supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

(2) the transaction is made in compliance with Section 4.12 hereof.

(b) In case of any such consolidation, merger, sale or other disposition and upon the assumption by the Surviving Guarantor Entity, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such Surviving Guarantor Entity shall succeed to and be substituted for, and may exercise every right and power of, the Guarantor with the same effect as if it had been named herein as a Guarantor, and except in the case of a lease such Guarantor shall be discharged from all obligation and covenants under this Indenture, the Notes and its Guarantee. Such Surviving Guarantor Entity thereupon may cause to be signed any or all of the notations of Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by each of the Issuers and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

(c) Except as set forth in Articles 4 and 5, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuers or another Guarantor.

Section 10.05. Releases Following Merger, Consolidation or Sale of Assets, Etc.

The Guarantee of any Guarantor shall be automatically and unconditionally released and discharged upon and subject to the conditions set forth in Section 4.15(c) hereof. Upon delivery by the Issuers to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such release was effected in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably requested by the Issuers in order to evidence such release.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

[RESERVED]

ARTICLE 12.

SATISFACTION AND DISCHARGE

Section 12.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect, except as provided in the last paragraph of this Section 12.01, as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been previously authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Issuers and is thereafter repaid to the Issuers or discharged from the trust) have been delivered to the Trustee for cancellation;

(ii) all Notes that have not been previously delivered to the Trustee for cancellation, (A) have become due and payable, (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in U.S. dollars, non-callable U.S. Government Securities or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation or redemption for principal, premium, if any, and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be; provided, however, that with respect to a redemption of all or any portion of the Notes, at once or over time, at any time prior to September 15, 2014 pursuant to paragraph 5 of the Notes and Section 3.07(b):

(I) the amount of funds in trust that the Issuers must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of deposit of such funds in trust; and

(II) at the time of deposit of such funds in trust, the funds in trust would be sufficient to pay and discharge the principal, premium, if any, and interest on the Notes on the applicable date of redemption with an assumed Applicable Premium calculated as of the date of deposit of such funds in trust; and

(III) the Issuers must irrevocably deposit or cause to be deposited additional funds in trust, as necessary, on the applicable date of redemption, as required by Section 3.05, necessary to pay the Applicable Premium as determined on such date;

in the case of either clause (i) or (ii):

(w) after giving effect thereto, no Default or Event of Default shall have occurred and be continuing under any Indebtedness of the Issuers or any Restricted Subsidiary on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(x) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuers or any Restricted Subsidiary is a party or by which the Issuers or any Restricted Subsidiary is bound;

(y) the Issuers or any Guarantor has paid or caused to be paid all other sums payable under this Indenture by the Issuers; and

(z) the Issuers have delivered to the Trustee an Officer’s Certificate of the Company and an Opinion of Counsel, each stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, if cash or securities have been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section 12.01, the provisions of Sections 2.03, 2.04, 2.06, 2.07, 2.10, 4.02, 12.02 and 12.03 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge the provisions of Section 7.07 hereof.

Section 12.02. Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 12.03, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.02, the “Trustee”) pursuant to Section 12.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (or one of the Issuers, if acting as the Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 12.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 12.03. Repayment to Issuers.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for one year after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remain unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Issuers.

ARTICLE 13.

MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in an indenture qualified under the TIA, the provision required by the TIA shall control.

Section 13.02. Notices.

Any notice or communication by the Issuers or the Trustee to the other is duly given if in writing in the English language and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Issuers or any Guarantor:

c/o BI-LO, LLC

5050 Edgewood Court

Jacksonville, Florida 32254

Attention: Legal Department

Fax No.: 904-783-5138

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Joerg Esdorn

Fax No.: (212) 351-5276

If to the Trustee:

Wells Fargo Bank, National Association

750 N. Saint Paul Place, Suite 1750

MAC T9263-170

Dallas, Texas 75201

Attention: Corporate, Municipal and Escrow Services

Fax No.: (214) 756-7401

The Issuers or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register. Any notice or communication shall also be so mailed to any Person set forth in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 13.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under any provision of this Indenture, the Issuers shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) shall comply with the provisions of TIA §314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate, certificates of public officials or reports or opinions of experts.

Section 13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder or equityholder of the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or of the Guarantors under the Notes, this Indenture, any Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08. Governing Law; Waiver of Jury Trial.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED THEREBY.

Section 13.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10. Successors.

All covenants and agreements of each of the Issuers in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 13.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.13. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.14. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

SIGNATURES

Dated as of September , 2013

ISSUERS:

BI-LO HOLDING FINANCE, LLC

By:
Name:
Title:

BI-LO HOLDING FINANCE, INC.

By:
Name:
Title:

SIGNATURE PAGE TO SENIOR PIK NOTE INDENTURE

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SIGNATURE PAGE TO SENIOR PIK NOTE INDENTURE

EXHIBIT A

(Face of Note)

[8.625%/9.375% Senior PIK Toggle Note due 2018][PIK Note due 2018]

CUSIP
No.	$

BI-LO HOLDING FINANCE, LLC

BI-LO HOLDING FINANCE, INC.

promises to pay to [CEDE & CO.], or registered assigns, the principal sum of             Dollars ($            ) on September 15, 2018.

Interest Payment Dates: March 15 and September 15, commencing March 15, 2014.

Record Dates: March 1 and September 1.

Dated:

IN WITNESS WHEREOF, each of the Issuers has caused this Note to be duly executed by its duly authorized officer.

BI-LO HOLDING FINANCE, LLC

By:
Name:
Title:

BI-LO HOLDING FINANCE INC.

By:
Name:
Title:

This is one of the [Global][Definitive]
Notes referred to in the within-mentioned Indenture:

Wells Fargo Bank, National Association, as Trustee

By:
Name:
Title:

Dated

(Back of Note)

[8.625%/9.375% Senior PIK Toggle Note due 2018][PIK Note due 2018]

[Insert the Global Note Legend, if applicable pursuant to the terms of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the terms of the Indenture]

[Insert the Regulation S Temporary Global Note Placement Legend, if applicable pursuant to the terms of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. BI-LO HOLDING FINANCE, LLC, a Delaware limited liability company (the “Company”), and BI-LO HOLDING FINANCE, INC., a Delaware corporation (“Co-Issuer” and, together with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 8.625% per annum in the case of Cash Interest and 9.375% per annum in the case of PIK Interest until maturity. The Issuers shall pay interest semi-annually on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest (including PIK Interest) has been paid on the Notes (or one or more Predecessor Notes) or, if no interest (including PIK Interest) has been paid, from September 20, 2013; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be March 15, 2014. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at the interest rate then in effect under the Indenture and this Note; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Except as provided in the immediately succeeding sentence and the definition of “Applicable Amount,” interest on the Notes shall be payable entirely in cash (“Cash Interest”) on the then outstanding principal amount of the Notes. For any Interest Period after the initial Interest Period (other than the final Interest Period ending at stated maturity), if the Applicable Amount (as defined below) as determined on the Determination Date (as defined below) for such Interest Period shall:

(i) equal or exceed 75%, but be less than 100%, of the aggregate amount of Cash Interest that would otherwise be due and payable on the relevant Interest Payment Date on the Notes (including any Additional Notes), then the Issuers may, at their option, elect to pay interest on (a) up to 25% of the then outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes in a principal amount equal to such interest (such increased principal amount of PIK Notes, “PIK Interest”) and (b) not less than 75% of the then outstanding principal amount of the Notes as Cash Interest;

(ii) equal or exceed 50%, but be less than 75%, of the aggregate amount of Cash Interest that would otherwise be due and payable on the relevant Interest Payment Date, then the Issuers may, at their option, elect to pay interest on (a) up to 50% of the then outstanding principal amount of the Notes as PIK Interest and (b) not less than 50% of the then outstanding principal amount of the Notes as Cash Interest;

(iii) equal or exceed 25%, but be less than 50%, of the aggregate amount of Cash Interest that would otherwise be due and payable on the relevant Interest Payment Date, then the Issuers may, at their option, elect to pay interest on (a) up to 75% of the then outstanding principal amount of the Notes as PIK Interest and (b) not less than 25% of the then outstanding principal amount of the Notes as Cash Interest; or

(iv) be less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Issuers may, at their option, elect to pay interest on the Notes entirely as PIK Interest or in part as Cash Interest and the balance as PIK Interest.

The insufficiency or lack of funds available to the Issuers to pay Cash Interest as required by the preceding paragraph shall not permit the Issuers to pay PIK Interest in respect of any Interest Period and the sole right of the Issuers to elect to pay PIK Interest shall be as (and to the extent) provided in the immediately preceding paragraph.

As used herein:

(1) “Applicable Amount” with respect to any Interest Period shall be the amount equal to the sum (without duplication) of:

(i) (a) the maximum amount of all dividends and distributions that, as of the applicable Determination Date, would be permitted to be paid to the Issuers for the purpose of paying Cash Interest by all Restricted Subsidiaries (after giving effect to all corporate, shareholder or other comparable actions required in order to make such payment, requirements of applicable law and all restrictions on the ability to make such dividends or distributions that are otherwise permitted by Section 4.13 of the Indenture (including, without limitation, any restrictions and limitations in the Credit Agreement, the OpCo Notes Indenture, all other Debt of the Company and its Subsidiaries in existence on the Issue Date or any future Debt incurred in accordance with the Indenture or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Credit Agreement, the OpCo Notes or such other Debt)) pursuant to the “restricted payments” covenants (including any exceptions or “baskets” in respect thereof) contained in the OpCo Notes Indenture, the Credit Agreement and any other instrument or agreement governing Debt of any Restricted Subsidiary of the Issuers, the incurrence of which do not violate the Indenture, net of all taxes attributable solely to such dividend or distribution, if any, and, in each case, without regard to whether any such Restricted Subsidiary shall have any funds available to make any such dividends or distributions, less (b) $20 million (which amount pursuant to this clause (i) shall in no event be less than $0); and

(ii) (a) all cash and Cash Equivalents on hand at the Issuers as of such Determination Date (other than any cash and Cash Equivalents on hand at the Issuers that were distributed to the Issuers by a Restricted Subsidiary in reliance on an exception under any agreement to which any of the Restricted Subsidiaries is a party that allowed such distribution only if such amounts were distributed to the Issuers for a purpose other than paying Cash Interest (including, without limitation, any exception allowing amounts to be distributed to the Issuers solely for the purpose of paying taxes and other corporate and administrative expenses attributable to the Company’s consolidated Subsidiaries)) less (b) $10 million (which amount pursuant to this clause (ii) shall in no event be less than $0); provided that there shall be excluded from this clause (ii) any net proceeds from the Notes issued on the Issue Date pending the final application of such proceeds in connection with the Transactions and there shall be excluded from this definition any cash and Cash Equivalents on hand which management determines to use for payment of Cash Interest on the Interest Payment Date next succeeding such Determination Date.

If interest on the Notes with respect to an Interest Period will not be paid entirely as Cash Interest, the Applicable Amount shall be calculated by the Issuers (which calculation shall be conclusive absent manifest error) and shall be set forth in an Officer’s Certificate delivered to the Trustee (upon which the Trustee may conclusively rely) prior to the first day of the relevant Interest Period in which it is to be applied, which Officer’s Certificate shall set forth in reasonable detail (as determined by the Issuers) the Issuers’ determination of the Applicable Amount and each component thereto and in the case of clause (i)(a) identifying in reasonable detail the applicable restriction(s) and the maximum amount of funds that may be paid after giving effect to such restriction. To the extent the Issuers are required pursuant to the third preceding paragraph and the definition of Applicable Amount to pay Cash Interest for all or any portion of the interest due on any Interest Payment Date, the Issuers shall and shall cause each of the Restricted Subsidiaries to take all such shareholder, corporate and other actions necessary or appropriate to permit the making of any such dividends or distributions, provided that any such shareholder, corporate and other actions would not violate applicable law or cause a breach of any applicable contract;

(2) “Determination Date” shall mean, with respect to each Interest Period, the fifteenth calendar day immediately prior to the first day of such Interest Period; and

(3) “Interest Period” shall mean the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first interest period shall commence on and include the Issue Date and end on and include March 14, 2014. The Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period.

In the event that the Issuers shall determine to pay PIK Interest for any Interest Period, then the Issuers shall deliver a written notice to the Trustee following the Determination Date but prior to the commencement of the relevant Interest Period, which notice shall state the total amount of interest to be paid on such Interest Payment Date and the amount of such interest to be paid as PIK Interest. The Trustee shall promptly deliver a copy of the notice to the Holders. Interest for the first Interest Period commencing on the Issue Date shall be payable entirely in Cash Interest. Interest for the final Interest Period ending at stated maturity shall be payable entirely in Cash Interest.

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or repurchase of the Notes as described Sections 3.07, 4.12 and 4.17 of the Indenture will be made solely in cash.

If the Issuers pay a portion of the interest on the Notes as Cash Interest and pay a portion as PIK Interest, such Cash Interest and PIK Interest shall be paid to Holders pro rata in accordance with their interests. Principal of, premium, if any, and Cash Interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose within the United States or, at the option of the Issuers, payment of Cash Interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and Cash Interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency will be the office of the Paying Agent maintained for such purpose. PIK Interest on the Notes will be payable (1) with respect to Notes represented by one or more global notes registered in the name of or held by DTC or its nominee, by increasing the principal amount of the outstanding global Note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) as provided in writing by the Issuers to the Trustee, which shall be recorded in the registrar’s books and records and in the schedule to the global note in accordance with the Indenture, and (2) with respect to Notes represented by certificated Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, at the written order of the Issuers, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on September 15, 2018 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and will have the same rights and benefits as the Notes issued on the Issue Date.

2. Method of Payment. The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium and Cash Interest, if any, and interest at the office or agency of the Issuers maintained for such purpose, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and Cash Interest, if any, on, all Global Notes and, with respect to Cash Interest due on the Interest Payment Date, all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent at least three Business Days prior to the Interest Payment Date; provided further that if no U.S. bank account is specified by a Holder of Definitive Notes, payment of principal of, premium, if any, and Cash Interest, if any, with respect to the Definitive Notes shall be made by mailing a check to such Holder’s registered address. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Holders of any Definitive Notes must surrender such Notes to the Paying Agent to collect any payment of principal.

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. Indenture. The Issuers issued the Notes under an Indenture dated as of September 20, 2013 (“Indenture”) among the Issuers and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior obligations of the Issuers unlimited in aggregate principal amount.

5. Redemption and Repurchase. The Notes are subject to optional redemption, and may be subject to an Offer to Purchase, as further set forth in the Indenture. Except as set forth under Section 4.12 and 4.17 of the Indenture, the Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof with respect to a PIK Note or the portion of a Global Note constituting PIK Interest). This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon (giving effect to, and as increased by, any payment of PIK Interest made thereon by increasing the aggregate principal amount of such Global Note) and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect PIK Interest, exchanges, repurchases and redemptions and transfers of interests. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

[This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the Distribution Compliance Period and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.]

7. Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

8. Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. Defaults and Remedies. Upon the occurrence of an Event of Default, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders shall be set forth in the applicable provisions of the Indenture.

10. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

11. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

12. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

BI-LO, LLC

5050 Edgewood Court

Jacksonville, Florida 32254

Attention: Chief Financial Officer

13. Governing Law. The laws of the State of New York shall govern and be used to construe this Note.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.12 or 4.17 of the Indenture, check the box below:

☐	Section 4.12

☐	Section 4.17

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.12 or Section 4.17 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	PIK Increases	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

BI-LO, LLC

5050 Edgewood Court

Jacksonville, Florida 32254

Attention: Chief Financial Officer

Wells Fargo Bank, National Association

750 N. Saint Paul Place, Suite 1750

MAC T9263-170

Dallas, Texas 75201

Attention: Corporate, Municipal and Escrow Services

Fax No.: (214) 756-7401

Re:	8.625%/9.375% Senior PIK Toggle Notes due 2018

Reference is hereby made to the Indenture, dated as of September 20, 2013 (the “Indenture”), among BI-LO HOLDING FINANCE, LLC and BI-LO HOLDING FINANCE, INC., as issuers (the “Issuers”) and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $            in such Note[s] or interests (the “Transfer”), to             (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in a Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).

Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]

	(a)	☐ a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP 088609 AA0), or

		(ii)	☐ Regulation S Global Note (CUSIP U0900W AA5), or

	(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE OF (a), (b) OR (c)]

	(a)	☐ a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP 088609 AA0), or

		(ii)	☐ Regulation S Global Note (CUSIP U0900W AA5), or

		(iii)	☐ Unrestricted Global Note (CUSIP [ ]); or

	(b)	☐ a Restricted Definitive Note; or

	(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

BI-LO, LLC

5050 Edgewood Court

Jacksonville, Florida 32254

Attention: Chief Financial Officer

Wells Fargo Bank, National Association

750 N. Saint Paul Place, Suite 1750

MAC T9263-170

Dallas, Texas 75201

Attention: Corporate, Municipal and Escrow Services

Fax No.: (214) 756-7401

Re:	8.625%/9.375% Senior PIK Toggle Notes due 2018

Reference is hereby made to the Indenture, dated as of September 20, 2013 (the “Indenture”), among BI-LO HOLDING FINANCE, LLC and BI-LO HOLDING FINANCE, INC., as issuers (the “Issuers”) and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $            in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CIRCLE ONE] 144A Global Note, Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of September 20, 2013 (the “Indenture”), among BI-LO HOLDING FINANCE, LLC and BI-LO HOLDING FINANCE, INC., as co-issuers (the “Issuers”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee is subject to release as and to the extent set forth in Sections 8.02, 8.03 and 10.05 of the Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[Remainder of Page Intentionally Left Blank]

D-1

[Guarantors]

By:
Name:
Title:

[Signature Page to Notation of Guarantee]

D-2

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY FUTURE GUARANTORS

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , 201 , is among [name of Guarantor[s]] ([collectively,] the “Guaranteeing Subsidiary”), [each of which is] a subsidiary of BI-LO HOLDING FINANCE, LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Company, BI-LO Holding Finance, Inc., a Delaware corporation (“Co-Issuer” and, together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein), if any, and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 20, 2013 providing for the issuance of 8.625%/9.375% Senior PIK Toggle Notes due 2018;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(5) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guaranteeing Subsidiary, the existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Guaranteeing Subsidiary under the Notes, its Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:             , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

BI-LO HOLDING FINANCE, LLC

By:
Name:
Title:

BI-LO HOLDING FINANCE, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: